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SEMPRA ENERGY

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Sempra Energy 2018 Notice of Annual Shareholders Meeting and Proxy Statement May 10, 2018 Newport Beach, California

March 23, 2018

Dear Fellow Shareholders:

We are pleased to invite you to attend our Annual Shareholders Meeting at 9 a.m. Pacific time, May 10, 2018, at Fashion Island Hotel in Newport Beach, California. Enclosed are the meeting notice, related proxy statement and proxy card.

In 2017, Sempra Energy achieved excellent operating results across our utility and infrastructure businesses. Over the past decade, our total shareholder return (including reinvested dividends) of 134 percent has outperformed both the Standard & Poor’s 500 Index and Standard & Poor’s 500 Utilities Index. Over the same period, we also have increased our dividend by 165 percent.

Your Board of Directors is committed to increasing long-term shareholder value, while upholding strong governance and ethical standards and maintaining an open dialogue with you, our shareholders. Your board, with the company’s leadership team, has mapped out a growth strategy that includes expanding in Mexico, further developing liquefied natural gas exports and increasing our U.S. utilities base with the recent acquisition of a majority stake in Oncor Electric Delivery Company LLC (Oncor), a regulated electric distribution and transmission service provider that is the largest utility in Texas. Your board also is managing a smooth leadership succession with Debra Reed’s retirement on December 1, 2018, and the appointment of Jeffrey Martin, currently Sempra Energy’s executive vice president and chief financial officer, as successor chief executive officer effective May 1, 2018. Mr. Martin also will join Sempra’s board effective May 1.

As Sempra Energy approaches its 20th anniversary, we are proud that we not only have created lasting value for our shareholders, but also have remained committed to making positive contributions to the many communities where we operate. Since 1998, Sempra Energy has grown to be a diversified energy company with more than $11 billion in revenues in 2017 and, with the addition of Oncor, 20,000 employees, serving 43 million consumers worldwide. We play a vital role in connecting our millions of customers with the necessary energy resources to power their homes and businesses. We only can be successful in our mission with the contributions of an active board of directors, a strong leadership team and our dedicated group of employees.

Whether or not you attend our Annual Shareholders Meeting, please review the enclosed materials and promptly vote your shares. As in past years, there are several ways to vote in advance of the meeting: by completing, signing, dating and returning the enclosed proxy or voting instruction card; by telephone; or via the Internet.

We appreciate your vote and hope you can join us in person on May 10th.

Sincerely,

Debra L. Reed

Chairman, President and Chief Executive Officer

William C. Rusnack

Lead Director

488 8th Avenue, San Diego, California 92101 (877) 736-7727

Notice of Annual Shareholders Meeting

Thursday, May 10, 2018, 9 a.m., Pacific time

Fashion Island Hotel, 690 Newport Center Drive, Newport Beach, California

Business Items

(1)	Elect the following director nominees, all of whom are currently directors (except Jeffrey W. Martin who will become a director on May 1, 2018): Alan L. Boeckmann; Kathleen L. Brown; Andrés Conesa; Maria Contreras-Sweet; Pablo A. Ferrero; William D. Jones; Jeffrey W. Martin; Bethany J. Mayer; William G. Ouchi; Debra L. Reed; William C. Rusnack; Lynn Schenk; Jack T. Taylor; and James C. Yardley.

(2)	Ratify independent registered public accounting firm.

(3)	Advisory approval of our executive compensation.

(4)	Shareholder proposal, if properly presented at the meeting.

(5)	Consider other matters that may properly come before the meeting.

Adjournments and Postponements

The business items to be considered at the Annual Shareholders Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

Record Date

You are entitled to notice of and to vote at the Annual Shareholders Meeting, or at any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on March 16, 2018.

Meeting Admission

You are entitled to attend the Annual Shareholders Meeting, or any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on March 16, 2018, or you hold a valid proxy from any such holder to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record of common stock or hold shares of common stock through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants. If you do not have appropriate admission materials, you will not be admitted to the meeting.

If your shares of common stock are not registered in your name but are held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership at the record date. Proof of beneficial ownership could include items such as your most recent account statement prior to March 16, 2018, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 9 a.m. Pacific time. Check-in will begin at 8 a.m. Pacific time. You should allow ample time for check-in procedures.

Voting

Your vote is important. Whether or not you plan to attend the Annual Shareholders Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote in advance of the meeting by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or via the Internet. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern time on May 9, 2018. For specific instructions on how to vote your shares, please refer to the section entitled “About the Annual Shareholders Meeting and Voting—How You Can Vote” and to the instructions on your proxy or voting instruction card. This Notice of Annual Shareholders Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our 2017 Annual Report to Shareholders are being provided to shareholders beginning on or about March 23, 2018.

M. Angelica Espinosa

Corporate Secretary

Important Notice Regarding the Availability of Proxy Statement Materials

for the Annual Shareholders Meeting to be Held on May 10, 2018.

The Proxy Statement for the Annual Shareholders Meeting to be held on May 10, 2018, and the

Annual Report to Shareholders are available on the Internet at www.astproxyportal.com/ast/Sempra.

Proxy Statement Summary

This summary highlights selected information to assist you in your review of the proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. Information regarding the performance of Sempra Energy is available in the company’s Annual Report to Shareholders for the year ended December 31, 2017, that accompanies this proxy statement and which is available on the company’s website at www.sempra.com. For questions and answers and additional information about the Annual Shareholders Meeting and voting, see the “About the Annual Shareholders Meeting and Voting” section of the proxy statement. This proxy statement and the accompanying proxy card are first being made available to shareholders on or about March 23, 2018.

2018 Annual Shareholders Meeting Details

Shareholder Voting Matters

Board Composition

Our board members standing for election have a wide range of experience and perspectives as highlighted in the charts below, including Jeffrey W. Martin, who will become a director on May 1, 2018:

Thursday, May 10, 2018 9:00 a.m. Pacific Time Fashion Island Hotel 690 Newport Center Drive Newport Beach, California 92660

Proxy Statement Summary

We conduct an annual skills assessment and board evaluation to help ensure that the board includes members with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses those results to critically analyze both its effectiveness and its skill sets so that it is well positioned to oversee Sempra Energy’s current and future strategies and operations. We have a strong track record of board refreshment. We have added seven new independent directors since 2013, three of whom were added in 2017. Our board has made a commitment to diversity, both in skills and experience and in gender and ethnicity.

Shareholder Engagement and Governance Practices

In 2017, we engaged with holders of approximately 37 percent of our outstanding shares of common stock to discuss corporate governance, executive compensation, business strategy, environmental and social matters and board composition. Supported by feedback from our shareholders, we believe our corporate governance policies, including the following, reflect best practices:

•	annual election of all directors

•	proxy access right for shareholders

•	majority-vote and director resignation policy for directors in uncontested elections

•	shareholders representing in the aggregate 10 percent or more of our outstanding shares may call a special shareholders meeting

•	comprehensive, ongoing succession planning for key executives by the board

•	comprehensive board refreshment resulting in a balanced director tenure

•	annual board, director and committee self-evaluations for our standing committees (except for Executive Committee)

•	Lead Director with clearly defined and robust responsibilities
•	12 out of 14 director nominees are independent

•	standing board committees are 100 percent independent (except for Executive Committee)

•	executive sessions of independent directors at all regular board meetings

•	prohibition on hedging or pledging company stock

•	robust director and executive share ownership requirements

•	98 percent attendance of directors at board and committee meetings in the aggregate in 2017

•	active shareholder engagement, including with our Lead Director meeting and speaking with shareholders

•	code of conduct applicable to directors and executives

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 16, 2018, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below. Each share of common stock is entitled to one vote on each director and one vote on each of the proposals to be voted on.

Record Shareholders may vote in the following ways:

Using the Internet at www.voteproxy.com	Calling 1-800-PROXIES (1-800-776-9437) in the U.S. and Canada	Mailing a signed and dated proxy card	Attending the Annual Shareholders Meeting in person

For Internet and telephone voting, you will need to have your proxy card available and use the Company Number and Account Number shown thereon. Internet and telephone voting are available for shareholders of record until 11:59 p.m. Eastern time on May 9, 2018. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in our Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern time on May 7, 2018.

Corporate Governance

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers. Officers also are subject to business conduct guidelines that apply to all employees. Several standing and ad hoc committees assist the board in carrying out its responsibilities. Each standing committee operates under a written charter adopted by the board.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation, and Corporate Governance Committee charters, and codes of conduct are posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 488 8th Avenue, San Diego, CA 92101.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Planning for management succession.

•	Reviewing and monitoring strategic, financial and operating plans and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and monitoring processes designed to maintain the company’s integrity, including financial reporting, compliance with legal and regulatory obligations, and relationships with key stakeholders.

•	Reviewing and approving significant corporate actions.

•	Selecting director nominees, appointing board committee members, forming board committees and overseeing effective corporate governance.

Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances. The Board of Directors believes that the company and its shareholders currently are best served by having Debra L. Reed continue to serve as executive Chairman of the Board. By Ms. Reed serving as executive Chairman, she acts as a bridge between the board and the operating organization and provides critical leadership for future strategic initiatives and challenges. During those periods in which we do not have an independent Chairman, the independent directors annually select an independent director as the Lead Director. William C. Rusnack continues to serve as our Lead Director.

Our robust Lead Director role includes the following functions and responsibilities:

•	To lead the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Director or by the other independent directors to be, in conflict.

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•	To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.
•	To act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer.

•	To review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information.

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Corporate Governance

•	To consult with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the board and committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items.

•	To call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose.

•	To be available for consultation and direct communication with the company’s major shareholders.

•	To collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review.
•	To consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates.

•	To consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company.

•	Led by the Compensation Committee and together with the Chairman of the Board, to report annually to the board on succession planning, including policies and principles for executive officer selection.

•	To perform such other duties as may be assigned from time-to-time by the independent directors.

The position and role of the Lead Director is intended to provide board leadership where the roles of a combined Chairman and Chief Executive Officer may be in conflict. It is also intended to expand lines of communication between the board and members of management. It is not intended to reduce the free and open access and communications that each independent director has with other directors and members of management.

Based upon an extensive shareholder outreach program conducted predominantly in the fall of 2015 and subsequent engagement with shareholders regarding our board leadership structure, most of our largest institutional shareholders have expressed no preference for an independent chair as long as the Lead Director has significant duties, as is the case at Sempra Energy.

The board elected Ms. Reed as Chairman of the Board in December 2012. In addition to being named Chairman at that time, Ms. Reed retained her office of Chief Executive Officer. Ms. Reed is a 40-year employee of the Sempra Energy family of companies with an outstanding career of achievement, as well as extensive industry experience. Ms. Reed also has extensive public board experience which the Board of Directors believes is invaluable to the company. Because of the considerable benefit her public board memberships bring to the company, the Board of Directors encouraged Ms. Reed to sit on two public company boards in addition to the Sempra Energy board. She currently is an independent director of Halliburton Company and Caterpillar Inc. Ms. Reed also has significant experience in working with and adhering to the rules established by the California Public Utilities Commission, the principal regulator of our California utilities. She has used her experience to bring additional and valuable perspectives on, among other areas, corporate governance, compensation practices, succession planning and business development. In connection with Ms. Reed’s retirement as Chairman and from the company effective December 1, 2018, the board will consider whether to combine the role of chairman and chief executive officer or have an independent chairman.

The Board of Directors believes that its independence and oversight of management is maintained effectively through this flexible leadership structure, our board’s composition and sound corporate governance policies and practices.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also identify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors and director nominees. In its most recent review, the board considered, with respect to the Company’s directors and director nominees other than Ms. Reed and Mr. Martin, who are executive officers of the company, among other things, the absence of any employment relationships between the company and its current directors and nominees and their immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under New York Stock Exchange independence rules; the absence of any affiliation of the company’s directors and their immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel, and investment bankers; the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission (SEC) rules regarding related person transactions; and the modest amount of our discretionary contributions to non-profit organizations with which some of our directors or their immediate family members may be associated.

Sempra Energy 2018 Proxy Statement	5

Corporate Governance

Based upon this review, the board has affirmatively determined that each of the company’s non-employee directors is independent. The independent directors are:

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet	Pablo A. Ferrero William D. Jones Bethany J. Mayer William G. Ouchi	William C. Rusnack Lynn Schenk Jack T. Taylor James C. Yardley

Director Share Ownership Guidelines

The board has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer of $85,000, resulting in an ownership guideline equal to $425,000. The Compensation Committee annually reviews adherence to this guideline, which is expected to be attained within five years of becoming a director. For these purposes, share ownership includes phantom shares into which compensation has been deferred, restricted stock units, and the vested portion of certain in-the-money stock options, as well as shares owned directly. All of our non-employee directors who have been on the board for at least five years meet or exceed the guideline. For information regarding executive officer share ownership requirements, please see “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Requirements.”

Board and Committee Meetings; Executive Sessions; Annual Shareholders Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and immediate issues facing the company. At least once a year, the board also regularly reviews management’s long-term strategic and financial plans, including an annual detailed broad strategy discussion.

The Chairman of the Board proposes the agenda and schedule for each board meeting to the Lead Director who then reviews and modifies or approves it. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the Lead Director.

Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

An executive session of independent board members is held at each regular board meeting, and any director may call for an executive session at any board meeting. The Lead Director presides over executive sessions during which the independent directors discuss issues such as succession planning, Chief Executive Officer performance and compensation, executive development and board performance.

During 2017, the board held 10 meetings and committees of the board held 35 meetings. Directors, on an aggregate basis, attended 98 percent of the combined number of these meetings. Each director attended at least 94 percent of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages all nominees for election as directors to attend the Annual Shareholders Meeting. Last year, all of the nominees for election at the 2017 Annual Shareholders Meeting attended the meeting.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors, including such criteria as board oversight, leadership, composition and independence, conduct of meetings and committees.

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Corporate Governance

The board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on the other board members’ performance.

In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results. The Corporate Governance Committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination for election by shareholders of our common stock to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

Risk Oversight

The board, in cooperation with management, has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations, including with respect to safety and operational risks, regulatory and compliance risks, cybersecurity risks, climate risks and reputational risks. Sempra Energy’s board has ultimate responsibility for risk oversight under this framework. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.

The board believes that risk stretches far beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within board committees by topic. In addition, the board may form ad hoc committees to deal with certain risks. Any risk oversight that does not fall within a particular committee remains with the full board. The committee chairs report to the full board regarding their respective committee’s risk oversight role during committee reports.

The board reviews and monitors strategic, financial and operating plans that are intended to provide sustainable long-term growth with what the board deems to be an acceptable level of risk. Each year, the company identifies its top risks and articulates its plans to address those risks. Each of our principal operating units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through receipt of reports provided both directly to the board and to appropriate board committees. Based on these reports, the board or appropriate committees establish or amend existing risk oversight and control mechanisms. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.

The board and its committees seek to mitigate risk through establishing policies that include:

•	Leverage limitations.

•	Establishing utility investment plans consistent with state policy objectives and seeking regulatory review and approval of significant investments.

•	Establishing non-utility investment policies, including requiring substantial third-party pre-construction contractual commitments to purchase the capacity or output of major non-utility construction projects, subject to exceptions.
•	Setting an employee compensation program that encourages and rewards sustainable growth in our business that is within an acceptable risk profile.

•	Establishing commitment policies which require board review and/or approval above certain dollar thresholds.

•	Reviewing performance on key operating measures, such as safety.

•	Overseeing operating risks.

In addition, the board’s Environmental, Health, Safety and Technology Committee is devoted to issues affecting the environment and is regularly briefed on the progress the company has made on environmental and sustainability matters. This committee also oversees the company’s overall safety policies, reinforcing our strong commitment to safety. Finally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements of importance to our business.

Each independent director receives an evaluation survey for each other director Directors forward completed surveys to an outside law firm that compiles results, maintaining confidentiality The law firm provides compiled results to the Corporate Governance Committee Chair who discusses with the CEO The Corporate Governance Committee Chair and CEO address specific issues directly with individual board members as needed The full board discusses results and identifies areas in which the board can be improved and enhanced to increase board effectiveness

Sempra Energy 2018 Proxy Statement	7

Corporate Governance

With respect to investments where we do not operate or control the related entity or operations, we closely monitor these investments and mitigate risk by carefully selecting our business partners. In addition, we may have representation on the entity’s governing body, or we may negotiate contractual protections such as limiting our liability, having independent audit rights or prohibiting certain actions without our consent; or we may utilize a combination thereof.

The risks inherent in our businesses, which primarily involve utilities, the generation of energy, the development of liquefied natural gas (LNG) liquefaction facilities, construction of pipelines in the United States and Mexico and liquid fuels storage terminals in Mexico, and transmission of natural gas and liquefied petroleum gas (LPG) through pipelines, are periodically reviewed by our board and the appropriate board committees. In addition, a review of Sempra Energy’s major risks and mitigation strategies is presented to the full board annually.

Board and Management Approach to Sustainability

The board takes an active role in providing oversight of sustainability through its Environmental, Health, Safety and Technology Committee. This includes reviewing business strategies on safety and reliability, system modernization, and electrification and decarbonization, while overseeing efforts that minimize the impact of company operations on the environment. We rigorously track performance on environmental, social and governance-related topics and issues and incorporate many elements of sustainability into our risk management approach.

Our annual sustainability report includes companywide and subsidiary goals and results in the areas of emissions reduction, renewable energy, energy efficiency, water use, employee and public safety, electric reliability, customer assistance programs, diversity and inclusion, employee engagement and community giving. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities.

Succession Planning and Management Development

Our Compensation Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports annually to the Board of Directors on succession planning, including policies and principles for executive officer selection. In connection with this review and Ms. Reed’s announced retirement as President and Chief Executive Officer effective May 1, 2018, and as Chairman and a director effective December 1, 2018, the board appointed Jeffrey W. Martin, who currently is serving as Executive Vice President and Chief Financial Officer, as Chief Executive Officer, and Joseph A. Householder, who currently is serving as Corporate Group President—Infrastructure Businesses, as President, in each case effective May 1, 2018.

Review of Related Person Transactions

SEC rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve or ratify any such “related person transaction” that is required to be disclosed. In accordance with its charter, the Corporate Governance Committee reviewed and approved a transaction with Bicker, Castillo & Fairbanks disclosed on page 18 of this proxy statement. Gwyn Bicker, a named partner of Bicker, Castillo & Fairbanks, is the sister-in-law of Jeffrey W. Martin. There have been no other transactions or proposed transactions requiring such review during 2017 or 2018 through the date of the mailing of this proxy statement.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member.

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not stand for election after attaining the age of 75.

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Corporate Governance

Board Committees

The following chart sets forth our standing board committees and membership on these committees.

(1)	Effective May 1, 2018 Jeffrey W. Martin will become a member of, and Ms. Reed will step down from, the Executive Committee.

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee prepares the report included in the proxy statement under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.
•	Our internal audit function.

•	The independent registered public accounting firm’s qualifications and independence.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

During 2017, the Audit Committee held seven meetings.

Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of our executives. It establishes our compensation principles and policies and oversees our executive compensation program and executive succession planning. The committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation.

•	Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation.

•	Evaluating and overseeing risk in our compensation programs.

•	Determining and approving (and periodically reviewing with the board) other executive officer compensation.

•	Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval.

•	Preparing the report included in the proxy statement under the caption “Compensation Committee Report.”

•	Reporting to the board annually on succession planning.

During 2017, the Compensation Committee held four meetings.

Audit Compensation Corporate Governance Environmental, Health, Safety and Technology Executive Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet Pablo A. Ferrero William D. Jones Bethany J. Mayer William G. Ouchi Debra L. Reed William C. Rusnack Lynn Schenk Jack T. Taylor James C. Yardley Committee Chairman

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Corporate Governance

For additional information regarding the Compensation Committee’s principles, policies and practices, please see the discussion under “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is composed entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.
•	Developing and recommending corporate governance guidelines.

•	Overseeing the evaluation of the board and management.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, as well as the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including members of the board and search firms. The committee also considers candidates submitted by shareholders. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees for election as directors at the next Annual Shareholders Meeting.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors should be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity.

The committee, in recommending nominees for election as directors at the 2017 Annual Shareholders Meeting, and the board, in approving the nominees, considered the individual experience, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view to constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Dr. Ouchi, the committee and the board also considered that in 2010 he was a director of FirstFed Financial Corp. and during 2009 and prior years he also served as a director of FirstFed’s subsidiary First Federal Bank of California. In January 2009, First Federal Bank consented to an order by the Office of Thrift Supervision that First Federal Bank and its directors and employees cease and desist engaging in unsafe or unsound banking practices. In December 2009, First Federal Bank was closed by the Office of Thrift Supervision and in January 2010, FirstFed Financial filed for liquidation under the Bankruptcy Code. The committee and the board concluded that these events do not reflect upon the integrity of Dr. Ouchi or, in view of the unprecedented and historic national and international financial crisis that resulted in the insolvency of numerous financial institutions, his ability and qualifications to serve on our board.

During 2017, the Corporate Governance Committee held six meetings.

10	Sempra Energy 2018 Proxy Statement

Corporate Governance

Environmental, Health, Safety and Technology Committee

Our Environmental, Health, Safety and Technology Committee is composed entirely of independent directors, and is responsible for:

•	Assisting the board in overseeing the company’s programs and performance related to environmental, health, safety, cybersecurity and technology matters.

•	Reviewing and evaluating technology developments that advance the company’s overall business strategy.

•	Assisting the board on environmental, health and safety laws, regulations and developments at the global, national, regional and local level and ways to address these matters as part of the company’s business strategy and operations.
•	Assisting the board on cybersecurity programs and issues; and review and evaluation of technology developments that enhance the company’s overall business strategy.

•	Reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies and practices with respect to environmental, health, safety and cybersecurity matters.

During 2017, the Environmental, Health, Safety and Technology Committee held four meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. During 2017, the Executive Committee held no meetings.

In addition to the standing board committees described above, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects. During 2017, the board maintained ad hoc committees, three of which are described below:

LNG Construction and Technology Committee

Our LNG Construction and Technology Committee, whose members are Alan L. Boeckmann, Chair, William C. Rusnack and James C. Yardley, is responsible for:

•	Advising on approaches to forms of engineering, procurement and construction contracts and contractors.

•	Assisting in the review and evaluation of types of technologies available for conversion of natural gas into LNG.
•	Reviewing key risks inherent in construction and assuring that management has a plan for managing these risks.

•	Providing its collective experience in determining optimum approaches to assuring successful and timely execution of the completion of LNG projects.

During 2017, the LNG Construction and Technology Committee held one meeting.

Special Matters Committee

Our Special Matters Committee, whose members are William C. Rusnack, Chair, William D. Jones, Jack T. Taylor and James C. Yardley, meets at the direction of the board to serve as an advisor to the board with respect to special matters that affect the company, to review and analyze issues pertaining to special matters, and to oversee the management and resolution of issues relating to special matters. The Special Matters Committee is advising the board on the natural gas well leak at the Southern California Gas Company Aliso Canyon natural gas storage facility and related matters. The leak was sealed in February 2016. The committee will continue to operate in close coordination with the full board and closely track developments with respect to Aliso Canyon.

During 2017, the Special Matters Committee held seven meetings.

Demand Review Committee

Our Demand Review Committee, whose members are William C. Rusnack, Chair, and Alan L. Boeckmann, meets on call by the chairman of this committee as needed to investigate allegations set forth in demands received from shareholders relating to the natural gas well leak at the Southern California Gas Company Aliso Canyon natural gas storage facility and related matters, and to provide a recommendation to the Board of Directors for any actions that the committee determines are necessary or appropriate in light of its review of the demands.

During 2017, the Demand Review Committee held one meeting.

Sempra Energy 2018 Proxy Statement	11

Corporate Governance

Communications with the Board

Shareholders, employees and interested parties who wish to communicate with the board, non-management directors as a group, a board committee or a specific director may do so by mail addressed to the attention of our Corporate Secretary. All such communications regarding executive compensation will be relayed to the Compensation Committee Chair for appropriate evaluation and consideration. All such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes, or disclosure controls and procedures will be relayed to the Audit Committee Chair.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

12	Sempra Energy 2018 Proxy Statement

Corporate Governance

Director Compensation

Summary

Our 2017 director compensation program is summarized in the table below:

2017 Director Compensation Program

Board Retainers:

Annual Base Retainer	$85,000

Lead Director Retainer	$25,000

Committee Chair Retainers:

Audit Committee Chair Retainer	$20,000

Compensation Committee Chair Retainer	$15,000

Other Committee Chair Retainer	$10,000

LNG Construction and Technology Committee Chair Retainer	$5,000

Committee Member Retainers:

Audit Committee Retainer	$20,000

Other Committee Retainer	$7,500

LNG Construction and Technology Committee Retainer	$10,000

Equity:

Deferred Equity	$50,000

Annual Equity Grant	$60,000

Initial Equity Grant for New Director	$180,000

Retainers

Directors who are not employees of Sempra Energy received annual retainers as set forth in the table above. Directors may elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110 percent of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1 percent) or phantom shares of our common stock.

Equity

Each quarter, non-employee directors are credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity and are required to hold these phantom shares until retirement or separation from the board. Following the director’s retirement or separation from the board, the current market value of the shares credited to the director’s account (together with reinvested dividend equivalents) is paid to the director in cash. Directors also receive initial or annual grants of restricted stock units or phantom shares of our common stock, which are subject to the vesting requirements described below.

Upon first becoming a director, each non-employee director receives an initial grant of restricted stock units or phantom shares having a market value of $180,000 and vesting in three equal annual installments (together with related reinvested dividend equivalents) on each of the first three anniversaries of the grant date.

Thereafter, at each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director will receive an additional grant of restricted stock units or phantom shares having a market value of $60,000 and vesting on the date of the next annual meeting.

Unvested restricted stock units or phantom shares immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested units or phantom shares are forfeited.

Sempra Energy 2018 Proxy Statement	13

Corporate Governance

Director Compensation Table

We summarize below the 2017 compensation of our non-employee directors who served on our board during the year.

2017 Director Compensation	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total

Alan L. Boeckmann	$115,000	$110,000	—	—	$225,000

Kathleen L. Brown	$100,000	$110,000	—	$24,000	$234,000

Andrés Conesa (A)	$89,423	$220,659	$414	—	$310,496

Maria Contreras-Sweet (A)	$83,942	$218,049	—	$2,500	$304,491

Pablo A. Ferrero	$112,500	$110,000	—	—	$222,500

William D. Jones	$122,033	$110,000	$44,000	$25,000	$301,033

Bethany J. Mayer (A)	$78,777	$220,659	—	—	$299,436

William G. Ouchi	$107,967	$110,000	$18,561	$25,000	$261,528

William C. Rusnack	$157,500	$110,000	$49,200	$25,000	$341,700

William P. Rutledge (A)	$39,890	$18,132	—	—	$58,022

Lynn Schenk	$117,500	$110,000	—	$25,000	$252,500

Jack T. Taylor	$140,000	$110,000	$4,994	$15,000	$269,994

James C. Yardley	$118,874	$110,000	—	$25,000	$253,874

(A)	Mr. Conesa and Ms. Mayer joined the board on February 23, 2017, and Ms. Contreras-Sweet joined the board on March 14, 2017. Mr. Rutledge retired from the board on May 12, 2017.

(B)	Represents the grant date fair value of the equity grants of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with accounting principles generally accepted in the United States of America (GAAP) for financial reporting purposes based on the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to awards multiplied by the grant date closing price of Sempra Energy’s common stock. The restricted stock units will be settled in shares of Sempra Energy common stock upon vesting.

The following tables reflect the components of the stock awards granted to each non-employee director in 2017 and the outstanding equity balances with respect to those awards for each director as of December 31, 2017.

		Restricted Equity Grant
2017 Director Equity Grants	Mandatory Deferred Equity	Phantom Shares	Stock Units	Total

Alan L. Boeckmann	$50,000	$60,000	—	$110,000

Kathleen L. Brown	$50,000	$60,000	—	$110,000

Andrés Conesa	$40,659	—	$180,000	$220,659

Maria Contreras-Sweet	$38,049	—	$180,000	$218,049

Pablo A. Ferrero	$50,000	—	$60,000	$110,000

William D. Jones	$50,000	$60,000	—	$110,000

Bethany J. Mayer	$40,659	$180,000	—	$220,659

William G. Ouchi	$50,000	—	$60,000	$110,000

William C. Rusnack	$50,000	$60,000	—	$110,000

William P. Rutledge	$18,132	—	—	$18,132

Lynn Schenk	$50,000	$60,000	—	$110,000

Jack T. Taylor	$50,000	$60,000	—	$110,000

James C. Yardley	$50,000	$60,000	—	$110,000

14	Sempra Energy 2018 Proxy Statement

Corporate Governance

In 2017, all long-term incentive compensation was delivered through phantom shares and restricted stock units, and no stock options were granted. The following table summarizes the number of stock options, phantom shares and restricted stock units outstanding for each non-employee director at December 31, 2017:

Director Equity Balances as of December 31, 2017	Phantom Shares	Restricted Stock Units	Stock Options	Total

Alan L. Boeckmann	15,945	—	—	15,945

Kathleen L. Brown	6,641	—	—	6,641

Andrés Conesa	367	1,703	—	2,070

Maria Contreras-Sweet	342	1,630	—	1,972

Pablo A. Ferrero	2,137	546	—	2,683

William D. Jones	27,232	—	—	27,232

Bethany J. Mayer	2,069	—	—	2,069

William G. Ouchi	20,418	546	—	20,964

William C. Rusnack	26,228	—	—	26,228

William P. Rutledge	22,153	—	—	22,153

Lynn Schenk	13,952	—	5,000	18,952

Jack T. Taylor	7,706	—	—	7,706

James C. Yardley	7,481	—	—	7,481

(C)	Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on deferred compensation. The 2017 amounts are:

2017 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above-Market Interest	Total

Alan L. Boeckmann	—	—	—

Kathleen L. Brown	—	—	—

Andrés Conesa	—	$414	$414

Maria Contreras-Sweet	—	—	—

Pablo A. Ferrero	—	—	—

William D. Jones	$42,457	$1,543	$44,000

Bethany J. Mayer	—	—	—

William G. Ouchi	$18,561	—	$18,561

William C. Rusnack	—	$49,200	$49,200

William P. Rutledge	—	—	—

Lynn Schenk	—	—	—

Jack T. Taylor	—	$4,994	$4,994

James C. Yardley	—	—	—

Only Mr. Jones and Dr. Ouchi are entitled to receive grandfathered pension benefits and both have attained the maximum years of service credit. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commences upon the latter of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit.

(D)	Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.

Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Debra L. Reed and Jeffrey W. Martin (who will become the chief executive officer and a director on May 1, 2018) is summarized in the Summary Compensation Table appearing under “Executive Compensation—Compensation Tables.”

Sempra Energy 2018 Proxy Statement	15

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the six directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the chair of the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” which requires the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and management’s reports on the financial statements and internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States of America and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee

Jack T. Taylor, Chair

Andrés Conesa

Maria Contreras-Sweet

Pablo A. Ferrero

William G. Ouchi

James C. Yardley

16	Sempra Energy 2018 Proxy Statement

Share Ownership

The following table shows the number of shares of our common stock beneficially owned at March 16, 2018, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of our outstanding shares. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted. In addition, these shares may be settled only for cash or cannot be settled for common stock within 60 days of March 16, 2018.

Share Ownership (A)	Current Beneficial Holdings (B)	Shares Subject to Exercisable Options (C)	Total Without Phantom Shares	Phantom Shares (D)	Total Including Phantom Shares

Dennis V. Arriola	22,103	—	22,103	—	22,103

Alan L. Boeckmann	6,000	—	6,000	16,263	22,263

Kathleen L. Brown	—	—	—	6,812	6,812

Andrés Conesa	400	—	400	489	889

Maria Contreras-Sweet	548	—	548	465	1,013

Steven D. Davis (E)	22,391	—	22,391	108	22,499

Pablo A. Ferrero	2,972	—	2,972	2,273	5,245

Joseph A. Householder (F)	58,075	11,600	69,675	5,428	75,103

William D. Jones	4,011	—	4,011	27,579	31,590

Jeffrey W. Martin (G)	11,712	—	11,712	16,988	28,700

Bethany J. Mayer	—	—	—	1,061	1,061

William G. Ouchi	16,852	—	16,852	20,695	37,547

Debra L. Reed	157,685	50,300	207,985	25,530	233,515

William C. Rusnack	—	—	—	26,549	26,549

Lynn Schenk	16,306	5,000	21,306	14,178	35,484

Jack T. Taylor	131	—	131	7,885	8,016

Martha B. Wyrsch (H)	2,000	—	2,000	10,313	12,313

James C. Yardley	—	—	—	7,658	7,658

Directors and Executive Officers as a Group (20 persons)	350,874	66,900	417,774	198,361	616,135

(A)	Our directors and officers did not beneficially own shares of our 6% Mandatory Convertible Preferred Stock, Series A, at March 16, 2018, therefore, no such shares are shown in the table above.

(B)	Includes unvested restricted stock units that are convertible into our common stock and that vest within 60 days. These total 550 unvested restricted stock units for each of Mr. Ferrero and Dr. Ouchi and 548 unvested restricted stock units for Ms. Contreras-Sweet.

(C)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(D)	The phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash, or, in the case of 10,313 shares of vested common stock units deferred by Ms. Wyrsch, cannot be settled for common stock within 60 days of March 16, 2018. Phantom shares and deferred units are either fully vested or will vest within 60 days.

(E)	Mr. Davis retired as Corporate Group President—Utilities effective March 1, 2018.

(F)	Mr. Householder will become President of the company effective May 1, 2018, at which time he will no longer serve as Corporate Group President—Infrastructure Businesses.

(G)	Mr. Martin will become Chief Executive Officer and a director of the company effective May 1, 2018, at which time he will no longer serve as Executive Vice President and Chief Financial Officer.

(H)	Ms. Wyrsch shares with her spouse the power to vote and dispose of 2,000 shares.

Sempra Energy 2018 Proxy Statement	17

Share Ownership

Based on filings made under Sections 13(d) and/or 13(g) of the Securities Exchange Act of 1934, as amended, as of December 31, 2017 for Blackrock, Inc. and The Vanguard Group, and as of February 28, 2018 for T. Rowe Price Associates, Inc., the only persons or entities known by us to be a beneficial owner of more than 5 percent of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class

T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	28,591,287	10.8%

BlackRock, Inc. (B) 55 East 52nd Street New York, NY 10055	20,631,499	7.8%

The Vanguard Group (C) 100 Vanguard Blvd Malvern, PA 19355	18,380,734	7.0%

(A)	The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on March 12, 2018 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 10,907,968 shares and sole dispositive power with respect to 28,576,793 shares.

(B)	The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 18,473,687 shares and sole dispositive power with respect to 20,631,499 shares.

(C)	The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole voting power with respect to 384,926 shares, sole dispositive power with respect to 17,929,380 shares, shared voting power with respect to 109,600 shares and shared dispositive power with respect to 451,354 shares.

For information regarding share ownership guidelines applicable to our directors and officers, please see “Corporate Governance—Board of Directors—Director Share Ownership Guidelines” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the SEC regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2017.

Related Person Transaction

Gwyn Bicker, sister-in-law of Jeffrey W. Martin, our Executive Vice President and Chief Financial Officer, is a named partner in Bicker, Castillo & Fairbanks (Firm), a firm that has performed public communications services for San Diego Gas & Electric Company (SDG&E), an indirect wholly owned subsidiary of Sempra Energy, as part of a public communications effort. In 2017 and 2018, SDG&E’s contractual payments to the Firm are expected to be an aggregate of approximately $250,000, which includes (i) $97,100, representing SDG&E’s payments made under a contract entered into in May 2017 that expired on December 31, 2017, and (ii) payments made and to be made under a contract entered into as of March 1, 2018 that will expire on September 30, 2018.

18	Sempra Energy 2018 Proxy Statement

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each director nominee in Proposal 1 and “FOR” each of Proposals 2 and 3.

Proposal 1: Election of Directors

Directors are elected at each Annual Shareholders Meeting for terms expiring at the next Annual Shareholders Meeting.

The Board of Directors has nominated the following 14 individuals for election as directors, all of whom are currently directors, except Mr. Martin who will join the board on May 1, 2018:

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet Pablo A. Ferrero	William D. Jones Jeffrey W. Martin Bethany J. Mayer William G. Ouchi Debra L. Reed	William C. Rusnack Lynn Schenk Jack T. Taylor James C. Yardley

Properly executed proxies will be voted for these 14 nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than 14 nominees.

We have not received notice of any additional candidates to be nominated for election as directors at the 2018 Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy in the board may be filled by the remaining directors.

The board has determined that each non-employee nominee is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance—Board of Directors—Director Independence.”

Sempra Energy 2018 Proxy Statement	19

Proposals to be Voted On

Our directors possess a valuable breadth and depth of expertise and experience to oversee the company’s multiple businesses and global operations. Our directors, including Mr. Martin who will become a director on May 1, 2018, are experts or have had decision-making roles in the areas reflected in the following chart:

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages.

In each biography below, the year shown as election as a director is the year that the director was first elected as a director of Sempra Energy. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years. In addition, the following charts summarize the diversity, tenure and independence of our directors standing for election. As reflected in the charts below, at May 1, 2018 (the date Mr. Martin will become a member of the board), 64 percent of our board members are women or people of color and 86 percent are independent. As of that date, our board has an average tenure of 6.9 years, with 50 percent of our directors standing for election having served less than five years.

The Board of Directors recommends that on Proposal 1 you vote “FOR” each of its nominees for election to the board.

20	Sempra Energy 2018 Proxy Statement

Proposals to be Voted On

Alan L. Boeckmann, 69, has been a director since 2011. In 2012, he retired as the Non-Executive Chairman of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. Mr. Boeckmann is a director of Archer-Daniels-Midland Company, BP p.l.c. and Davidson Academy of Nevada. He is also a former director of Fluor Corporation, BHP Billiton, Burlington Northern Santa Fe Corporation and the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board, executive management and infrastructure construction experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable member of our board.

Kathleen L. Brown, 72, has been a director since 2013. She is a partner of the law firm Manatt, Phelps & Phillips, LLP and serves as a director of Stifel Financial Corp., Five Point Holdings, LLC and Renew Financial. Prior to joining Manatt in September 2013, she worked in various leadership positions at Goldman Sachs Group, Inc., a global investment banking and securities firm. From 2011 to 2013, Ms. Brown served as the chairman of investment banking for Goldman’s Midwest division in Chicago and was managing director and head of the firm’s Los Angeles-based western region public sector and infrastructure group from 2003 to 2011. From 1995 to 2000, Ms. Brown was a senior executive at Bank of America where she served in various positions, including President of the Private Bank. She served as California state treasurer from 1991 to 1995. Ms. Brown currently serves on the boards of directors of the National Park Foundation and the Mayor’s Fund-Los Angeles and on the Investment Committee for the Annenberg Foundation. She is on the Advisory Boards of the Stanford Center on Longevity and the University of California Los Angeles (UCLA) Medical Center. Ms. Brown is a member of the Council on Foreign Relations and the Pacific Council on International Policy.

Ms. Brown has extensive experience in both the public and private financial sectors, as well as in-depth knowledge of California government processes. Her knowledge of the law and experience as a partner at Manatt give her insight into the effects of laws and regulations on our businesses. This combination of public and private financial experience, legal experience and public service in the State of California makes her a valuable member of our board.

Andrés Conesa, Ph.D., 48, has been a director since 2017. He has been the Chief Executive Officer of Grupo Aeromexico, S.A.B. de C.V. since 2005 and is a director and member of its audit committee. Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeromexico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He has been a member of the Board of Governors of the International Air Transport Association since 2008 and served as its Chairman during the 2015 term. Dr. Conesa is a former director of Infraestructura Energética Nova, S.A.B. de C.V., Genomma Lab International and the Mexican Stock Exchange.

Dr. Conesa’s extensive experience and knowledge of transnational business activities and the Mexican regulatory and financial sectors make him a valuable member of the board, particularly as we look to expand our operations in Mexico and Latin America.

Maria Contreras-Sweet, 62, has been a director since 2017. She became the Managing Partner of both Contreras-Sweet Enterprises and Rockway Equity Partners in October 2017. From April 7, 2014 through January 20, 2017, she served as the Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet. Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. She was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior to that, she served as the California cabinet Secretary of the Business, Transportation and Housing Agency from 1999 to 2003. She was appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet served as director of public affairs for Westinghouse Electric Company’s 7-Up/RC Bottling Company, where she rose to vice president and became an equity partner. She is a director of Regional Management Corp. and the Bipartisan Policy Center and is a distinguished fellow of the Larta Institute.

Ms. Contreras-Sweet possesses extensive knowledge and executive experience in both the public and private sectors. She brings a strong understanding of financial markets, infrastructure, supply chains, and global innovation, as well as Latin-American governments, and experience with small and medium-sized businesses, which makes her a valuable contributor to the board.

Sempra Energy 2018 Proxy Statement	21

Proposals to be Voted On

Pablo A. Ferrero, 55, has been a director since 2013. He is an independent energy consultant. From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. He is a director of RDA Renting S.A. and MSU Energy S.A. (UGEN, UENSA, Rio Energy). He is a former director of Metrogas, Pampa Energía, TGS, Transener Edesur, Petrobras Energía, Emdersa, EDESA Holding, EDEN, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia).

Mr. Ferrero has a deep understanding of the energy industry and in particular energy operations in South America. This understanding of international energy operations along with his extensive executive and board experience make him a valuable member of our board.

William D. Jones, 62, has been a director since Sempra Energy’s inception in 1998. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation, a real estate investment, development and management firm, and City Scene Management Company. From 1989 to 1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director and Board Chair of certain funds under management by Capital Research and Management Company and is a member of the University of California San Diego (UCSD) Real Estate Advisory Council. He is a former Chairman of the Board of Trustees of the Francis Parker School and former board trustee of the University of San Diego. He is a member of the National Association of Corporate Directors and Corporate Directors Forum. Mr. Jones is a former director of The Price Real Estate Investment Trust, Southwest Water Company, the Federal Reserve Bank of San Francisco, and the San Diego Padres baseball club and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Mr. Jones’s background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which requires extensive amounts of land and an understanding of the construction and real estate industries. His expertise in these areas makes him a vital member of our board.

Jeffrey W. Martin, 56, will be a director effective May 1, 2018. Mr. Martin has served as Executive Vice President and Chief Financial Officer of the company since January 2017 and, effective May 1, 2018, will succeed Debra L. Reed as Chief Executive Officer. Previously, Mr. Martin served at SDG&E as the Chief Executive Officer and a director from January 2014 to December 2016, as the Chairman from November 2015 to December 2016 and and as the President from October 2015 to December 2016. From 2010 to 2013, Mr. Martin served as the President and Chief Executive Officer of Sempra U.S. Gas & Power (USGP), a business unit of the company, and USGP’s predecessor organization, Sempra Generation. Before that, he served as the company’s Vice President—Investor Relations. Prior to joining Sempra in December 2004, Mr. Martin served as the President and a director of TruePricing, Inc., an energy technology and advanced metering company. Mr. Martin currently serves as a director of Sempra’s regulated California utilities, SDG&E and Southern California Gas Company (SoCalGas), and of Oncor, of which Sempra indirectly owns approximately 80 percent. Mr. Martin serves on the California Chamber of Commerce board of directors and the University of San Diego board of trustees.

Mr. Martin’s position, effective May 1, 2018, as Chief Executive Officer of Sempra overseeing the management of all aspects of its business, his performance and leadership in previous senior executive positions at Sempra, his experience as an employee of the company and its subsidiaries for more than 13 years and his broad understanding of the energy industry, make him a valuable addition to the board.

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Proposals to be Voted On

Bethany J. Mayer, 56, has been a director since 2017. In January 2018, she became an Executive Partner with Siris Capital Group LLC. From April to December 2017, she was the Senior Vice President of Keysight Technologies and President of its Ixia Solutions Group. From 2014 until its acquisition by Keysight Technologies in 2017, she was the President and Chief Executive Officer and a director of Ixia, a provider of testing, visibility and security solutions for physical and virtual networks. Prior to joining Ixia, Ms. Mayer held several key executive roles at HP since 2010, including as Senior Vice President and General Manager of HP’s Network Business Unit. Prior to joining HP, Ms. Mayer served as Senior Vice President, Worldwide Marketing and Corporate Development at Blue Coat Systems and, before that, she held roles at Cisco Systems, Apple Computer and Lockheed Martin. Ms. Mayer is a director of Pulse Secure LLC and former director of Delphi Automotive plc.

Ms. Mayer’s extensive technology background and deep understanding of network security, together with her executive and public company board experience, make her a valuable member of the board.

William G. Ouchi, Ph.D., 74, has been a director since Sempra Energy’s inception in 1998. He was the Co-Director of the Health Innovations Board and Professor Emeritus of the David Geffen School of Medicine at UCLA until 2017. Prior to that appointment, he was the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA until 2015. Professor Ouchi is the former lead director of AECOM Technology Corporation and a former director of FirstFed Financial Corp. He is a director of the Alliance for College Ready Public Schools, the Conrad N. Hilton Foundation, the Riordan Foundation and RX for Learning.

Professor Ouchi is a renowned academic and an expert in corporate management and organization. He is a best-selling author and has published numerous books on promoting effective corporate management. Professor Ouchi’s academic background and practical knowledge of national and state public institutions, and his understanding of corporate governance in both theory and practice, make him a valuable member of our board.

Debra L. Reed, 61, was appointed Chairman of the Board of Directors in 2012 and has been a director and the Chief Executive Officer of the company since 2011 and President since March 1, 2017. Previously, Ms. Reed served as an Executive Vice President of the company. From 2006 to 2010, she was President and Chief Executive Officer of SDG&E and SoCalGas, Sempra Energy’s regulated California utilities. From 2004 to 2006, Ms. Reed was President and Chief Operating Officer of SDG&E and SoCalGas and, before that, she was President of SDG&E and Chief Financial Officer of both companies. Ms. Reed serves on the boards of directors of Halliburton Company and Caterpillar Inc. She is also a director of Oncor. She is a member of The Business Council and serves on the energy and environment and tax and fiscal policy committees of the Business Roundtable. Both associations are composed of chief executive officers of leading U.S. corporations. Ms. Reed also is a member of The Trusteeship, an affiliate of the International Women’s Forum, and the Chairman’s Competitiveness Council of the San Diego Regional Economic Development Corporation. She serves on the University of Southern California Viterbi Engineering School Board of Councilors and on the National Petroleum Council. Ms. Reed is a member of the Rady Children’s Hospital and Health Center Board of Trustees and of the Rady Children’s Hospital—San Diego Board of Directors. She has formerly served as Chair of the San Diego Regional Economic Development Corporation and is a former director of Genentech, Inc. and Avery Dennison Corporation.

Ms. Reed, in her current position as our Chairman, President and Chief Executive Officer, oversees the management of all aspects of our business. She brings decades of service to our company and its subsidiaries and has benefitted from years of hands-on experience with utility and energy infrastructure operations. That experience, coupled with current and prior service as a board member of other large publicly traded companies, brings a multifaceted perspective and in-depth industry understanding to the board.

William C. Rusnack, 73, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor Inc., an independent oil refiner, from 1998 to 2002. Prior to 1998, Mr. Rusnack was an executive of Atlantic Richfield Company, an integrated petroleum company. He is a former director of Flowserve Corporation, Peabody Energy Corporation, and Solutia Inc. Mr. Rusnack is a member of the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

Mr. Rusnack brings a deep understanding of the energy industry to our board. He spent 31 years at Atlantic Richfield Company, many of which he worked in a senior leadership capacity. Mr. Rusnack also offers knowledge and insight gained as a senior executive with the oil refinery company, Premcor. This specialized energy industry experience, along with his deep understanding of effective executive management development, makes him a valuable member of our board.

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Proposals to be Voted On

Lynn Schenk, 73, has been a director since 2008. She is an attorney in private practice. Ms. Schenk served as Chief of Staff to the Governor of California from 1999 to 2003 and was elected to the U.S. House of Representatives representing San Diego, California, from 1993 to 1995, serving on the House Energy and Commerce Committee. From 1978 to 1983, she served as the Deputy and then Secretary of California’s Business, Transportation and Housing Agency; prior to that she was on the in-house counsel staff of SDG&E and a California Deputy Attorney General. Ms. Schenk is a director of Biogen, where she chairs the Risk Committee and serves on the Compensation Committee. She is a member of the Board of Overseers of The Scripps Research Institute and served on its Governance Committee, a member of the California High Speed Rail Authority, a trustee of the UCSD Foundation, a member of the University of San Diego School of Law, Board of Visitors and a fellow of the Graduate Program, UCLA Luskin School of Public Affairs. She is an NACD Board Leadership Fellow and a member of the NACD Advisory Council on Risk Oversight.

Ms. Schenk has an extensive history of government, political and public service and an in-depth knowledge of the inner workings of federal and state governmental processes. Along with her insight and experience in government, Ms. Schenk’s legal background within our business sector has equipped her with the tools to help our board identify and manage risk. She also has served on the boards of a number of publicly listed companies. This combination enables Ms. Schenk to provide our board with unique perspective on matters pertaining to California’s complex government and regulatory environment, as well as corporate governance.

Jack T. Taylor, 66, has been a director since 2013. He was the Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council. He is a director of Genesis Energy LP and Murphy USA Inc.

Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of the board.

James C. Yardley, 66, has been a director since 2013. He was Executive Vice President of El Paso Corporation and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012. From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company. Mr. Yardley was formerly a director of El Paso Pipeline GP Company LLC, and of Scorpion Offshore Ltd.

Mr. Yardley has extensive experience in the natural gas industry and in particular the midstream portion of that industry. He has spent over 34 years in the energy sector, many of which he worked in a leadership capacity, and has public company board experience. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, makes him a valuable member of our board.

24	Sempra Energy 2018 Proxy Statement

Proposals to be Voted On

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2018. Deloitte & Touche LLP has served as our independent public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm of SDG&E and SoCalGas or their parent companies since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows Deloitte & Touche LLP fees for 2017 and 2016.

	2017(1)		2016
Dollars in Thousands	Fees	% of Total	Fees	% of Total

Audit Fees

Sempra Energy Consolidated Financial Statements and Internal Controls Audits, Subsidiary and Statutory Audits	$10,049		$9,525

Regulatory Filings and Related Services	610		117

Total Audit Fees	10,659	87%	9,642	88%

Audit-Related Fees

Employee Benefit Plan Audits	430		460

Accounting Consultation	1,000		706

Total Audit-Related Fees	1,430	12%	1,166	11%

Tax Fees

Tax Planning and Compliance	118		175

Total Tax Fees	118	1%	175	1%

All Other Fees	47	-%	15	-%

Total Fees	$12,254		$10,998

(1)	Fees in 2017 include $1.0 million of audit fees and $0.3 million of audit-related fees relating to our acquisition of Energy Future Holdings Corp. and its approximate 80-percent indirect interest in Oncor and associated financing transactions.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, including the oversight of the audit fee negotiations. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including: the firm’s level of service, quality, professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry and capability and expertise in handling the breadth and complexity of our business; independence policies and processes for maintaining independence; and external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm. The Audit Committee also considers the firm’s tenure in serving as our independent registered public accounting firm. While the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality, auditor tenure may be one data point. Deloitte & Touche LLP’s tenure as our independent public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which is considered beneficial. In addition, in conjunction with mandated five-year rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the new lead engagement partner.

Sempra Energy 2018 Proxy Statement	25

Proposals to be Voted On

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25 percent of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

Proposal 3: Advisory Approval of Our Executive Compensation

Our board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2017 executive compensation program.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution.

“RESOLVED, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority must represent more than 25 percent of our outstanding shares.

Even though the say-on-pay vote is advisory and will not be binding on the company, the Compensation Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” Proposal 3.

26	Sempra Energy 2018 Proxy Statement

Proposals to be Voted On

Shareholder Proposal

Proposal 4 was submitted for inclusion in this proxy statement at the direction of shareholder Mr. John Chevedden. The board recommends that you vote “AGAINST” Proposal 4.

Proposal 4: Shareholder Proposal on Enhanced Shareholder Proxy Access

Mr. Chevedden has advised us that he intends to introduce the resolution included below at the Annual Shareholders Meeting. In accordance with SEC rules, the proposal and supporting statement are being reprinted as they were submitted to Sempra Energy by the proponent. Sempra Energy takes no responsibility for them.

The Proposal

Proposal 4 – Enhanced Shareholder Proxy Access

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group and to increase the possible number of proxy access director candidates:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.

The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 2 when our board has less than 12 members. The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 3 when our board has more than 12 members.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the situation that our company now has with proxy access potentially for only the largest shareholders who are the most unlikely shareholders to make use of it.

It is especially important to improve a shareholder right, such as proxy access, when there seems to be a board refreshment problem at Sempra that needs to be addressed after the 2018 annual meeting. Three Sempra directors had more than 19-years long-tenure: William Jones, William Ouchi and William Rusnack. Long-tenure can detract from the independence of a director no matter how well qualified. Plus these three 19-year directors, with a potential independence deficit, have greater influence with 4 seats on our most important board committees.

It is upsetting to furthermore have Mr. Rusnack in the role of Lead Director—which demands more independence than a director without this important responsibility. This responsibility has added weight since Mr. Rusnack is charged with additional oversight of our Chairman/CEO who received the highest negative vote of any Sempra director—up to 10-times the negative vote of other of Sempra directors.

Please vote to improve proxy access to give shareholders greater standing to address our board refreshment problem:

Enhanced Shareholder Proxy Access—Proposal 4

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

Board of Directors’ Statement Opposing the Shareholder Proposal on Enhanced Shareholder Proxy Access

The Board of Directors recommends a vote “AGAINST” this proposal because it believes that the company is best served by retaining the terms of the proxy access bylaw adopted on December 15, 2015. Our proxy access bylaw permits a group of up to 20 shareholders owning an aggregate of 3 percent or more of the company’s common stock continuously for at least three years to nominate candidates for election of up to 20 percent of our board (or a minimum of two directors). The proxy access terms adopted by the company take into consideration the views expressed by most of our largest shareholders during our annual outreach, our existing strong corporate governance structure and guidance from governance professionals. In addition, the key terms of our proxy access bylaw described above are consistent with the vast majority of companies that have adopted proxy access bylaws since 2015.

Sempra Energy 2018 Proxy Statement	27

Proposals to be Voted On

We have adopted a carefully considered proxy access framework that we believe strikes the appropriate balance between enhancing shareholder rights and adequately protecting the best interests of all of our shareholders.

During our 2015 annual shareholder engagement process, we spoke with many shareholders who expressed support for proxy access but had varying perspectives on an appropriate framework. Among the reasons given for supporting proxy access was the belief that such rights would increase accountability of directors to shareholders and give shareholders a more meaningful voice in nominating and electing directors. However, some shareholders expressed concern that proxy access could undermine the role of the company’s independent Corporate Governance Committee, lead to unnecessary expense and distraction, and result in a less experienced, fragmented and, potentially, less effective board.

In evaluating the adoption of proxy access, our board also carefully considered trends and leading practices market-wide. It reviewed the broad variety of proxy access terms included in both shareholder and company proposals, as well as the published guidelines of many of the company’s institutional investors.

Based on the information available to the board and after careful deliberations on the topic, the board concluded that the best course of action for the company and our shareholders was to proactively adopt a proxy access bylaw that struck the appropriate balance between enhancing shareholder rights and adequately protecting the best interests of all of our shareholders. Since our adoption of the proxy access bylaw, we have had further discussions regarding proxy access with a number of our shareholders. Based on their feedback as well as a benchmarking review of proxy access rights adopted by other companies, the board continues to believe that the proxy access framework currently in place provides fair and equitable terms that not only achieve the objectives of our shareholders who support proxy access by providing a meaningful right to shareholders to include their nominees in company proxy materials, but also address concerns expressed by our shareholders about protecting our company from potential abuse of this right.

Our proxy access bylaw permits 20 shareholders (counting as one shareholder a group of funds (i) under common management and investment control or (ii) publicly offered as part of the same family of funds) to aggregate their holdings to reach the 3 percent ownership threshold. The board believes that this limit of 20—rather than no limit as requested by the shareholder proposal—is necessary in order to make the proxy access right manageable, is consistent with the vast majority of companies that adopted proxy access bylaws in 2015 and thereafter and is widely endorsed among institutional shareholders. In addition, with our current ownership structure, there are a number of combinations of 20 shareholders that collectively own at least 3 percent of our shares that can exercise their rights using our current proxy access bylaw.

Our proxy access bylaw provides that the number of director candidates nominated by shareholders can be as high as 20 percent of the number of directors on our board or a minimum of two. As a result, our proxy access bylaw already satisfies the request in the shareholder proposal that the number of shareholder-nominated candidates will not be less than two when our board has less than twelve members. The board believes that it is not necessary to change the proxy access bylaw’s current approach to determining the permissible number of shareholder-nominated candidates because the current approach is consistent with the right provided by a majority of companies that have adopted proxy access and is materially consistent with the proponent’s request.

The board adopted the existing proxy access bylaw because it believes that these terms appropriately balance offering a meaningful and manageable proxy access right while ensuring that such a right will not cause the board to be fragmented and less effective or be used to take control of the company.

We have a strong track record of board refreshment.

In support of his position, the proponent of the shareholder proposal suggests that the company has a board refreshment problem, citing three directors that have more than “19-years long-tenure.” Further, the proponent claims that these three directors have a potential independence deficit and have greater influence with four seats on our most important board committees. In fact, we have only two directors with more than 19-year tenure and we do not believe there is any “independence deficit” with these directors. Our board routinely reviews board and committee composition to help ensure that they have the right balance of experience, competencies and backgrounds to fulfill their oversight obligations for shareholders. As part of that process, the Corporate Governance Committee and the board consider current tenure and potential retirements. Over the last several years our board has been refreshing naturally, including seven new independent directors since 2013, three of whom were added in 2017. Also, rather than focusing simply on the longest tenured directors, we believe that average tenure of the entire board and the range of the directors’ tenures are more relevant. The average tenure of our independent directors is 7.6 years, which is below the average tenure of S&P 500 boards in 2017. In our view, it would be counterproductive to consider independent directors as not independent after a certain length of tenure. We believe that shareholders are best served by having a board composed, in part, of a select group of very experienced directors that can serve on particular committees where their expertise may be most valuable.

Our strong corporate governance structure promotes responsiveness to shareholders.

The company’s existing corporate governance structure reflects our ongoing commitment to strong and effective governance practices as well as our responsiveness and accountability to shareholders. We review our corporate governance guidelines annually and, as necessary, refine them to take into account evolving best practices and address feedback provided by our shareholders and other stakeholders.

28	Sempra Energy 2018 Proxy Statement

Proposals to be Voted On

In addition to adopting a proxy access bylaw in 2015, we have numerous other corporate governance measures in place to drive accountable, independent board oversight, including:

•	Each director serves a one-year term and stands for re-election at each annual meeting of shareholders.

•	Directors must be elected by a majority vote in an uncontested election; any director who fails to receive the required number of votes for re-election will be terminated pursuant to the company’s bylaws.

•	We have a strong and independent Lead Director to provide board leadership when we do not have an independent chairman.

•	All members of our standing board committees, other than the Executive Committee, are independent directors.

•	Our shareholders have the right to:

•	recommend director candidates to our Corporate Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (see “Shareholder Proposals and Director Nominations” (question 4) below);

•	directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our bylaws and the federal securities laws (see “Shareholder Proposals and Director Nominations” (questions 2 and 3) below);

•	submit proposals for inclusion in the company’s proxy statement for consideration at an annual meeting of shareholders, subject to the rules and regulations of the SEC (see “Shareholder Proposals and Director Nominations” (question 1) below);

•	call a special shareholders meeting (by shareholders representing in aggregate 10 percent or more of our outstanding shares);

•	communicate with the board, any member of our board, any board committee or our independent directors as a group (see “Corporate Governance—Communications with the Board” above); and

•	express their views on executive compensation through annual “say-on-pay” votes.

In light of the board’s continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access bylaw and by the other practices described above and elsewhere in this proxy statement, the board believes that adoption of this proposal is not necessary.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

Sempra Energy 2018 Proxy Statement	29

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the Compensation Committee determines executive pay.

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

Table 1

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

Named Executive
Debra L. Reed(1)	Chairman, President and Chief Executive Officer
Joseph A. Householder(2)	Corporate Group President—Infrastructure Businesses
Steven D. Davis(3)	Corporate Group President—Utilities
Jeffrey W. Martin(4)	Executive Vice President and Chief Financial Officer
Martha B. Wyrsch	Executive Vice President and General Counsel

Table 2

(1)	Ms. Reed announced her retirement as President and Chief Executive Officer effective May 1, 2018, and as Chairman and a director effective December 1, 2018.

(2)	Mr. Householder will become President of the company effective May 1, 2018 and will no longer serve as Corporate Group President—Infrastructure Businesses on that date.

(3)	Mr. Davis retired effective March 1, 2018.

(4)	Mr. Martin will become Chief Executive Officer and a director effective May 1, 2018, and will no longer serve as Executive Vice President and Chief Financial Officer on that date.

30	Sempra Energy 2018 Proxy Statement

Executive Compensation

Business Overview

Sempra Energy is an energy services holding company. Our companies invest in, develop and operate energy infrastructure, and provide natural gas and electricity services to customers in North and South America. Our investments across these businesses are focused on long-term opportunities that we believe should deliver higher returns than our utility peers with a commensurate risk profile.

Sempra Energy’s two types of businesses are:

•	Our utility businesses, which will continue to require investments in grid infrastructure, transmission, distribution and storage and other types of assets to help ensure safety and reliability of service and incorporate additional sources of renewable energy.

•	Our energy infrastructure businesses, which primarily are focused on the import, export, transfer and storage of natural gas and LNG and on renewable energy generation. We believe that diverse sources of energy will continue to be important domestically and internationally. Our revenues for these businesses generally are tied to long-term contracts with creditworthy counterparties.

Our operations extend beyond those of a typical utility and we have growing international operations. Thus, we evaluate our performance against the S&P 500 Utilities Index as well as the broader market. Our labor market for senior management talent also extends beyond the utility industry, as discussed under Labor Market Benchmarking on page 39. Some significant events over the past 10 years include:

•	Developing and investing in large infrastructure projects in the U.S., including a liquefied natural gas (LNG) business and renewable energy projects.

•	Building a strong and diverse energy infrastructure business in Mexico and completing a secondary public offering of that business at more than twice the price of the initial public offering.

•	Investing in major infrastructure projects through our California utilities, such as the Sunrise Powerlink electric transmission line and the deployment of advanced meter infrastructure.

•	Acquiring controlling interests in utilities in South America.

In August 2017, we entered into an agreement to acquire an approximate 80-percent indirect ownership interest in Oncor, a regulated electric distribution and transmission business that operates the largest distribution and transmission system in Texas. The transaction closed on March 9, 2018. Oncor will provide a new platform for expansion in the U.S. Gulf Coast and cross-border energy markets.

We anticipate that our business model will continue to become more diversified. We expect to deliver balanced, solid growth across our portfolio of businesses, which provides us with a broad spectrum of opportunities to deploy capital at attractive terms. Our current five-year (2018-2022) capital plan for Sempra Energy and its subsidiaries totals approximately $25 billion, including the approximately $9.45 billion purchase price for our approximate 80 percent interest in Oncor, and includes new investment opportunities in utility operations and infrastructure projects in the U.S. and Latin America that we believe should yield attractive returns consistent with our strategy.

Performance Highlights

Financial Performance

GAAP earnings for 2017, which like many businesses’, were impacted by the enactment of the Tax Cuts and Jobs Act of 2017, were $256 million, or $1.01 per diluted share (a decrease of 81 percent compared to 2016 earnings of $1,370 million, or $5.46 per diluted share). We achieved 2017 adjusted earnings of $5.42 per diluted share, compared to 2016 adjusted earnings of $5.05 per diluted share. The 2017 impact of the enactment of tax reform legislation accounted for $3.45 per diluted share of the difference between GAAP and adjusted earnings. Our 2017 adjusted earnings exceeded 2016 adjusted earnings by 8 percent. Our higher adjusted earnings in 2017 were driven by strong operational results across our businesses, including several pipelines being placed in service in Mexico, increased earnings from projects at SoCalGas and disciplined cost management.

Our long-term growth has been strong, with market capitalization increasing by almost $11 billion over the past 10 years. Our stock has provided investors with solid long-term returns, outperforming both the S&P 500 Utilities Index and the S&P 500 Index over a 10-year period. Our GAAP earnings per diluted share were $4.16 in 2007, $3.48 in 2012 and $1.01 in 2017. As discussed above, our 2017 GAAP earnings were significantly impacted by tax reform. On an adjusted basis, earnings per diluted share increased from $4.16 in 2007 to $4.35 in 2012 and to $5.42 in 2017.(1)

We also have continued to grow our common stock dividend. The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and 10 years. From 2007 to 2017, we increased our dividend by 165 percent. On February 22, 2018, the Board of Directors approved an additional increase of approximately 9 percent in our dividend to $3.58 per common share on an annualized basis.

(1)	Adjusted earnings per share is a non-GAAP financial measure (GAAP represents accounting principles generally accepted in the United States of America). For a reconciliation of adjusted and GAAP earnings and earnings per share, please see Appendix A to this proxy statement. This footnote also is applicable to the chart on the following page.

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Executive Compensation

Performance Highlights

32	Sempra Energy 2018 Proxy Statement

Figure 1 (1) See footnote (1) on prior page. (2) For periods ending December 31, 2007, December 31, 2012 and December 31, 2017. (3) For periods ending December 31, 2017. 2017 and Recent Accomplishments and Highlights Oncor Acquisition Announced in August 2017 the planned $9.45 billion acquisition of ~80% interest in Oncor Reached all-party settlement among Texas stakeholders confirming transaction is in public interest Secured financing to close transaction Received approval of transaction from the Public Utilities Commission of Texas Closed acquisition on March 9, 2018 Largest transmission and distribution system in Texas Texas is the top energy growth market in the U.S. Represents a significant addition to our Gulf Coast growth platform Oncor announced $8.4 billion capital plan Sempra Utilities Two-year cost of capital extension was approved for SDG&E and SoCalGas, increasing earnings visibility SDG&E and SoCalGas filed their 2019 General Rate Cases, which include requests for significant capital spending programs to continue to enhance safety and reliability SDG&E placed 30-MW lithium-ion battery storage facility into service, one of the largest of its kind SoCalGas received approval from the California Public Utilities Commission (CPUC) and the California Department of Conservation, Division of Oil, Gas, and Geothermal Resources to resume limited injections at Aliso Canyon San Onofre Nuclear Generating Station (SONGS) settlement reached in August 2017, subject to CPUC approval Sempra Infrastructure Cameron LNG joint venture continued construction of Trains 1-3 Cameron LNG joint venture reached constructive settlement agreement with engineering, procurement and construction (EPC) contractor IEnova placed three natural gas pipelines into service IEnova signed agreements with Valero to build out three liquid fuels storage facilities for an estimated $275 million IEnova closed acquisition of an additional 25 percent indirect interest in the Los Ramones Norte pipeline IEnova benefited from a full year of earnings from Gasoductos de Chihuahua (now IEnova Pipelines) and the 252-MW Ventika wind facility, which were acquired by IEnova in late 2016

Executive Compensation

Compensation Program Overview for 2017

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) Base Salary; 2) Performance-Based Annual Bonus; and 3) Long-Term Equity-Based Incentives. We place an emphasis on variable performance-based pay, with approximately 86 percent of our Chief Executive Officer’s total target compensation based on achievement of performance objectives. Each component promotes value creation and aligns our management team’s compensation with our long-term strategic objectives.

	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	• Base salary is benchmarked to median of comparably-sized general industry peers (excluding financial services companies)
Performance- Based	Performance-Based Annual Bonus	Cash	• Based on earnings (weighted at 85%), and safety and customer service measures (weighted at 15%) • No bonus payment unless company exceeds threshold performance level for year
	Long-Term Equity-Based Incentives	Equity (100% perf.-based equity)

•  Performance Measure 1 (80%): 3-year Relative Total Shareholder Return (TSR)

¡  1a (56%): Relative TSR measured vs. S&P 500 Utilities Index; maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers

¡  1b (24%): Relative TSR measured vs. S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers; includes absolute TSR modifier

•  Performance Measure 2 (20%): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers

•  3-year performance period for each performance measure

•  For each measure, performance at threshold results in zero payout

Table 3

Shareholder Engagement and Compensation Program Changes for 2017

Incorporating shareholder feedback into the decision-making process is a critical component of our corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and soliciting their perspectives on key performance, governance, and compensation matters.

Following our 2016 Annual Meeting “say-on-pay” vote, we conducted extensive shareholder engagement to gather feedback on our compensation program and changes the Compensation Committee was considering for 2017. Our Lead Director participated in many of these meetings to strengthen the communication of feedback directly to the board. Based on an evaluation of our business strategy, consultation with our independent compensation consultant, the result of our annual “say-on-pay” vote, and input received during our shareholder engagement process, the Compensation Committee made a number of key refinements to our compensation program for 2017. These refinements were discussed in our 2017 proxy statement and during in-season shareholder engagement meetings, but in some cases applied to compensation decisions made for 2017, while the “say on pay” vote at our 2017 Annual Meeting was a vote on our 2016 compensation program and practices. Our 2017 Annual Meeting “say-on-pay” vote received over 97 percent approval.

During our shareholder engagement campaign in 2017, we contacted shareholders representing 50 percent of Sempra Energy’s total outstanding shares, and held telephonic meetings with shareholders representing 37 percent of our total outstanding shares (approximately 45 percent of our institutional share ownership). These engagement efforts were in addition to our normal investor relations outreach done on an ongoing basis. During these meetings, we reviewed our compensation program (among other topics), including those refinements that had been disclosed in the 2017 proxy statement. Feedback from our shareholders on the 2017 compensation program refinements generally has been very positive.

Sempra Energy 2018 Proxy Statement	33

Executive Compensation

An overview of the 2017 Compensation Program changes is provided below.

CEO Target Compensation Summary

Ms. Reed’s target compensation did not significantly increase in 2016 and remained unchanged in 2017. Her salary was increased nominally in 2016 to retain alignment to the peer median, following an increase in 2015 to adjust target compensation from the 25th percentile to the median. As discussed above under “Shareholder Engagement and Compensation Program Changes for 2017,” the Compensation Committee did not increase our Chief Executive Officer’s base salary or total target compensation for 2017, which was the first annual salary and incentive plan target determination following our 2016 Annual Shareholders Meeting.

CEO Salary and Incentive Targets	Base Salary	Annual Performance-Based Bonus Target as a Percentage of Base Salary	LTIP Target as a Percentage of Base Salary

2015	$1,350,000	125%	475%
2016	$1,391,900 (3.1% increase)	125%	475%
2017	$1,391,900 (no increase)	125%	475%

Table 4

34	Sempra Energy 2018 Proxy Statement

2017 Compensation Program Changes For the relative TSR portion of the long-term incentive plan (LTIP), performance against the S&P 500 Utilities Index and S&P 500 Index is now measured separately. Consistent with our business mix, we created two measures of performance: 70% of the Relative Total Shareholder Return LTIP awards (or 56% of total LTIP awards) is earned based on performance against the S&P 500 Utilities Index 30% of such awards (or 24% of total LTIP awards) is earned based on performance against the S&P 500 Index Performance results for earnings per share growth excludes the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date Compensation Committee maintained strong alignment to the median of our general industry peer group for our CEO total target compensation for 2017 with no 2017 increase in salary or total target compensation Beginning with the 2017 proxy statement, added proxy statement tables summarizing: Key metrics in our compensation program and their alignment to our long-term strategy Compensation Committee’s target-setting process CEO target compensation

Executive Compensation

Pay for Performance Alignment

The Compensation Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. Approximately 86 percent of Ms. Reed’s 2017 total target compensation was performance-based. Our incentive plans deliver payouts that are aligned with company performance. This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our relative TSR-based awards, which comprise 80 percent of our LTIP grant date award value (100 percent for our 2012-2015 and 2013-2016 awards) and directly tie our stock price performance to our payouts.

LTIP Award	Performance Result	Payout
2012 – 2015 TSR-Based Award	96th Percentile TSR vs. S&P 500 Utilities Index	150% of Target
2013 – 2016 TSR-Based Award	40th Percentile TSR vs. S&P 500 Utilities Index	38% of Target
2014 – 2017 TSR-Based Award	27th Percentile TSR vs. S&P 500 Utilities Index	No Payout
2015 – 2017 TSR-Based Award	24th Percentile TSR vs. S&P 500 Utilities Index	No Payout

Table 5

Note: The 2012-2015 TSR-Based Award vested in January 2016, the 2013-2016 TSR-Based Award vested in January 2017, and the 2014-2017 and 2015-2017 awards did not vest and were forfeited in January 2018. For additional information, see “Executive Compensation – Compensation Tables – Option Exercises and Stock Vested” following this Compensation Discussion and Analysis.

Sempra Energy 2018 Proxy Statement	35

Executive Compensation

Figure 3

(1)	The earnings per share-based restricted stock unit awards are reported based on target performance, as the Compensation Committee may exercise downward discretion in determining the performance result.

36	Sempra Energy 2018 Proxy Statement

Components Base Salary Actual Performance-Based Annual Bonus Relative TSR-Based Restricted Stock Units Reported: Valued based on grant date closing stock price Realized (2014 and 2015): Actual value realized Realizable value as of 12/31/17 (2016 and 2017): Based on relative TSR performance through 12/31/17 and closing stock price on 12/31/17 EPS Growth-Based Restricted Stock Units Reported: Valued based on grant date closing stock price Realized (2014 and 2015): Actual value realized Realizable value as of 12/31/17 (2016 and 2017): Based on target(1) performance through 12/31/17 and closing stock price on 12/31/17 TSR-Based Awards Detail Chart TSR-based restricted stock unit awards are the largest component of Ms. Ree’s target total direct compensation. There was no payout for the 2014 and 2015 TSR-based awards. Based on relative TSR performance through 12/31/17, the current value of the 2016 award is $0 and the current value of the 2017 award is below target. Tight alignment exists between CEO’s compensation and company’s relative TSR performance. There are opportunities and significant incentive to improve TSR performance, which directly aligns management with the interests of shareholders.

Executive Compensation

Rigor of Incentive Targets

At the start of each year, our Compensation Committee sets challenging yet achievable incentive targets, with a focus on motivating our team to drive industry-leading performance and sustained value creation.

Performance-Based Annual Bonus Plan

For 2017, the Compensation Committee selected earnings (85 percent weighting) and employee and public safety and customer service (15 percent weighting) for the measurement of annual corporate performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of its primary annual bonus metric because it believes the measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand. The committee makes certain pre-established adjustments to earnings as described in Appendix D to calculate earnings for annual bonus plan purposes. For 2017, the committee set a challenging earnings target for the performance-based annual bonus plan, based on the company’s financial plan, of $1,282 million in earnings, an increase of $40 million over our 2016 target earnings for annual bonus plan purposes of $1,242 million.

Our 2017 GAAP earnings were $256 million. Actual 2017 earnings adjusted for annual bonus plan purposes were $1,377 million. The most significant differences between GAAP earnings and earnings adjusted for annual bonus plan purposes were an $870 million income tax expense related to the 2017 impact of the enactment of tax reform legislation and a $208 million after-tax charge related to a negative regulatory decision (which the company is disputing). The regulatory decision, which relates to the 2007 San Diego wildfires, resulted in the write-off of a regulatory asset at SDG&E. Both of these adjustments were pre-established at the time the Compensation Committee determined the 2017 annual bonus plan goals. For a reconciliation of GAAP earnings to earnings adjusted for annual bonus plan purposes, see “Adjustments to 2017 GAAP Earnings for Annual Bonus Plan Purposes” on page 44.

Long-Term Equity-Based Incentives

Based on shareholder feedback received during our shareholder outreach in the Fall of 2016, the Compensation Committee moved from an integrated award design that measured performance against both the S&P 500 Utilities Index and the S&P 500 Index within one award to a bifurcated award design that measures relative total shareholder return performance against these two indices independently under separate award components. The 2017 performance measures and weightings for the long-term incentive plan awards are:

Figure 4

The 2017 long-term incentive plan awards included two performance measures—relative total shareholder return (80 percent total weighting with 56 percent based on performance against the S&P 500 Utilities Index and 24 percent based on performance against the S&P 500 Index) and earnings per share growth (20 percent weighting). The Compensation Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.

In the event that Sempra Energy’s total shareholder return does not exceed the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants will receive zero shares for that portion of the award. In addition, performance at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index) is required to achieve the maximum payout. For the earnings per share CAGR portion of the LTIP, zero payout is made if our earnings per share CAGR is at or below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance at or above the 90th percentile of

Sempra Energy 2018 Proxy Statement	37

Executive Compensation

consensus expectations for utility peers is required. We believe that the structure of our payouts is particularly rigorous relative to the LTIP designs of many of our S&P 500 Utilities Index peers, where in many cases:

(1)	peer company payouts at threshold performance are usually 25 percent or 50 percent of the award’s target value, versus a zero payout at threshold performance for Sempra Energy; and

(2)	peer company maximum payout often requires 75th percentile performance, versus performance at the 90th percentile for Sempra Energy.

Compensation Governance

We actively solicit shareholder feedback with respect to compensation governance and seek to conform to best practices:

(1)	See “Compensation Tables–Severance and Change in Control Benefits” for additional information.

(2)	Long-term incentive plan grants are made from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval. The plan was amended in December 2015 to prohibit adding back to the plan’s share authorization any shares surrendered to cover tax withholding or the option/SAR exercise price in connection with the exercise of stock options or SARs granted after the date of the plan amendment.

Compensation Philosophy and Goals

Compensation Philosophy

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

What We Do What We Don’t Do Incorporate shareholder feedback in our No excise tax gross-ups for named compensation program design executive officers Multiple LTIP and annual incentive plan No employment contracts for named performance measures executive officers LTIP includes “double trigger” equity vesting No stock-option repricing or recycling of on a change in control (1) shares for exercising of options or stock appreciation rights (2) Clawback policy No hedging or pledging of shares Share ownership requirements (8x base salary for CEO, 5x retainer for Directors) No guaranteed bonuses / uncapped incentives Employ independent advisors to conduct risk No single-trigger cash severance payments assessment of compensation programs upon a change in control Independent compensation consultant

38	Sempra Energy 2018 Proxy Statement

Executive Compensation

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Compensation Program Goals

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.

•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.

•	Motivating executives to achieve superior performance.

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Pay for Performance Alignment

Elements of our 2017 executive pay program that exemplify our pay-for-performance philosophy include:

•	All short-term and long-term incentive compensation for our Chief Executive Officer and our named executive officers is performance-based.

•	We use adjusted earnings as the financial performance measure for the payment of cash bonuses under our annual incentive plan. Our annual incentive plan also includes operational measures linked to our businesses, including employee and public safety and customer service.

•	Long-term incentive compensation is delivered through performance-based restricted stock units. The performance measures for annual performance-based restricted stock unit awards are based on relative total shareholder return and earnings per share growth.

•	Approximately 86 percent of our Chief Executive Officer’s 2017 total target pay is performance-based. For our other named executive officers, performance-based compensation makes up an average of 75 percent of 2017 total target pay.

Labor Market Benchmarking

Labor Market

The Compensation Committee uses external pay data to help align executive compensation levels, in total and by component, with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries. The committee’s use of both general industry and utilities benchmarking data reflects the competitive labor market from which we recruit executives. This labor market varies by position and extends beyond our industry.

Approximately one-quarter of Sempra Energy’s 16 corporate officers were hired early in their careers and developed within Sempra Energy and its subsidiary companies. One officer was recruited from the utility industry and the remaining 69 percent were hired from a broad range of industries, including renewable energy, accounting, consulting, banking, oil and gas, law and government.

Figure 5

(1)	Sempra Energy officers as of December 31, 2017.

Sempra Energy 2018 Proxy Statement	39

Executive Compensation

Target Market Alignment

The Compensation Committee targets alignment of compensation with the 50th percentile of the general industry benchmarking data. This applies to target compensation in total and by component (base salaries, target annual performance-based bonuses and target long-term incentives). Positioning relative to the 50th percentile may vary based on factors such as time in position, performance, and the comparability of market benchmark positions to the scope and structure of our positions. This is particularly significant for Mr. Householder’s and Mr. Davis’ roles, which vary in scope and structure from the market benchmark positions. Total target compensation for Ms. Reed, Ms. Wyrsch and Mr. Householder approximated the 50th percentile of the general industry benchmarking data. Total target compensation for Mr. Davis and Mr. Martin, who were new in their roles, was below the 50th percentile of the general industry benchmarking data. Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

General Industry Benchmarking

When benchmarking executive pay, the Compensation Committee first reviews general industry market pay data from the Aon Hewitt Total Compensation Management (TCM) Database for non-financial Fortune 500 companies with revenues between $5 billion and $20 billion. Our 2017 revenues were $11.2 billion. The median 2017 revenue for the general industry peer group was $10.1 billion.

•	A total of 133 companies were included in the Fall 2016 review that the committee considered when determining 2017 compensation. These companies are listed in Appendix B and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”

•	The committee reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of generally managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

The Compensation Committee uses the general industry peer group as the primary benchmarking data source because it best represents the market from which we recruit executive talent. This peer group is not constrained by industry affiliation, but companies in the utilities and energy sector make up approximately 15 percent of the general industry peer group. It focuses on companies comparable in size to Sempra Energy.

Table 6 summarizes the general industry peer group market capitalization and revenue compared to Sempra Energy.

SUMMARY OF GENERAL INDUSTRY COMPANIES INCLUDED IN NOVEMBER 2017 REVIEW OF COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5 BILLION TO $20 BILLION

(Dollars in Millions)	Market Capitalization (on 12/31/17)		2017 Revenue (1)
Sempra Energy	$26,867		$11,207
Sempra Percentile Rank	69	th	56	th
75th Percentile	$33,814		$14,498
Median	$18,048		$10,051
25th Percentile	$9,088		$7,299

Table 6

(1)	Revenue for the general industry peer group companies is for fiscal year 2017 unless otherwise noted in Appendix B.

Utilities Industry Benchmarking

The Compensation Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies.

•	This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index, excluding water companies. These companies are listed in Appendix C and are referred to in this Compensation Discussion and Analysis as our “utilities peer group.”

•	This group is consistent with the peer group used in connection with our long-term incentive awards.

•	The utilities peer group review provides an additional basis for assessing executive compensation and corporate performance.

•	This review gives us a better understanding of the effectiveness of our emphasis on “pay-for-performance” in relation to the performance of our utilities peer group.

40	Sempra Energy 2018 Proxy Statement

Executive Compensation

Table 7 summarizes the utilities peer group market capitalization and revenue compared to Sempra Energy.

SUMMARY OF S&P 500 UTILITIES INDEX COMPANIES

(Dollars in Millions)	Market Capitalization (on 12/31/17)	2017 Revenue(1)
Sempra Energy	$26,867	$11,207
Sempra Percentile Rank	76th	54	th
75th Percentile	$26,271	$13,372
Median	$20,313	$10,852
25th Percentile	$12,498	$7,497

Table 7

(1)	Revenue for the utilities peer group companies is for fiscal year 2017.

Compensation Committee Review of Internal Equity in Determining Pay

The Compensation Committee uses internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity also is considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries (for additional information, see page 42).

•	Performance-based annual bonuses (for additional information, see pages 42-45).

•	Performance-based long-term equity incentive awards (for additional information, see pages 45-49).

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels for named executive officers vary substantially based upon the roles and responsibilities of individual officers.

Pay Mix

Pay mix is the relative value of each of the primary compensation components as a percentage of total target compensation. Figure 6 shows the percentage of each component of our Chief Executive Officer’s 2017 total pay at target company performance.

Figure 6

Sempra Energy 2018 Proxy Statement	41

Executive Compensation

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a much greater portion of pay through performance-based annual and long-term incentives rather than base salary. This means that most pay is variable and will go up or down based on company performance. Approximately 86 percent of our Chief Executive Officer’s 2017 total target pay was delivered through performance-based incentives.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of corporate and individual performance, which greatly affects annual bonuses, as well as future stock performance, which significantly impacts the ultimate value of stock-based awards. Figure 7 shows the percentage of each component of 2017 total pay at target company performance for each of our named executive officers.

Figure 7

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

The Compensation Committee annually reviews base salaries for executive officers. The committee considers the following factors in its review:

2017 Adjustments to Base Salaries

Ms. Reed, Mr. Householder and Ms. Wyrsch did not receive salary increases in 2017. Mr. Davis and Mr. Martin received salary adjustments of 11 percent and 7 percent, respectively, in connection with their promotions to Corporate Group President—Utilities and Executive Vice President and Chief Financial Officer, respectively.

2.	Performance-Based Annual Bonuses

Annual Incentive Plan Compensation Pool

Executive officers received performance-based annual bonuses under our shareholder-approved Executive Incentive Plan. Under the terms of the plan, a compensation pool was established based on 2017 operating income. The plan was designed to permit the

42	Sempra Energy 2018 Proxy Statement

Executive Compensation

Compensation Committee to grant awards that meet the conditions necessary to preserve the deductibility of the bonuses under Section 162(m) of the Internal Revenue Code (prior to the changes to Section 162(m) under the Tax Cuts and Jobs Act of 2017, as discussed in “Impact of Regulatory Requirements—Tax Deductibility of Pay” on page 57), while providing flexibility to the Compensation Committee in administering the plan.

Please see “Executive Compensation—Compensation Tables—Grants of Plan-Based Awards” for additional details regarding the plan.

Performance Guidelines

Each year the Compensation Committee establishes performance measures and dollar guidelines for bonus payments. These guidelines are substantially lower than the shareholder-approved incentive plan maximums. The committee uses financial and operational performance measures that are linked to both our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

Bonus Opportunities for Named Executive Officers

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary below.

BONUS POTENTIAL AS OF DECEMBER 31, 2017, AS A PERCENTAGE OF BASE SALARY

Named Executive Officer	Threshold	Target	Maximum
Debra L. Reed	0%	125%	250%
Joseph A. Householder	0%	80%	160%
Steven D. Davis	0%	80%	160%
Jeffrey W. Martin	0%	80%	160%
Martha B. Wyrsch	0%	75%	150%

Table 8

Bonus targets as a percentage of base salary for Mr. Davis and Mr. Martin increased to 80 percent in 2017 from 70 percent in 2016. The changes were made in connection with Mr. Davis’ promotion to Corporate Group President—Utilities and Mr. Martin’s promotion to Executive Vice President and Chief Financial Officer. Targets for Ms. Reed, Mr. Householder and Ms. Wyrsch did not change.

Annual Bonus Performance Goals

For 2017, the Compensation Committee selected earnings, employee and public safety, and customer service for the measurement of annual corporate performance. The earnings performance measure was weighted at 85 percent and the safety and customer service measures were weighted at 15 percent. For annual bonus plan purposes, “earnings” means Sempra Energy Net Income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to the pre-established adjustments set forth in Appendix D. Earnings for annual bonus plan purposes may be higher or lower than earnings reported in our financial statements due to the pre-established adjustments. These adjustments are described under the section titled “Earnings Goal Determination.”

Rationale for Selection of Performance Measures

The Compensation Committee selected earnings as the basis for 2017 annual bonus financial performance measure because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand.

The Compensation Committee included employee and public safety and customer service measures in the 2017 annual bonus plan because it believes that strong safety and customer service performance are critical in an infrastructure-intensive company with a large customer base.

The committee may apply discretion in determining the results of the performance measures or in consideration of the contributions of each named executive officer.

Shareholder feedback related to our annual bonus plan performance measures and structure generally has been very positive.

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Earnings Goal Determination

Table 9 shows the earnings criteria for 2017 annual bonuses:

2017 EARNINGS GOALS FOR ANNUAL BONUS PLAN PURPOSES

Financial Performance Measure	Threshold	Target	Maximum
Sempra Energy Earnings (Dollars in Millions)	$1,231	$1,282	$1,332

Table 9

The Compensation Committee set 2017 earnings goals, with the target of $1,282 million in earnings, based on the company’s financial plan with certain adjustments for incentive plan purposes. The financial plan takes into account anticipated earnings for each of our businesses, planned purchases or sales of assets, major capital projects and other significant issues impacting the company’s earnings. The financial plan also is used to develop the company’s public earnings guidance.

Consistent with the approach taken in prior years, the Compensation Committee also determined at the beginning of the year that the earnings calculation for bonus purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures and other adjustments as described in Appendix D.

Adjustments to 2017 GAAP Earnings for Annual Bonus Plan Purposes

A reconciliation of 2017 GAAP earnings to earnings adjusted for annual bonus plan purposes is provided in Table 10.

2017 EARNINGS ADJUSTMENTS FOR ANNUAL BONUS PLAN PURPOSES

(Dollars in Millions)	Reconciliation
GAAP Earnings	$256
Pre-Defined Adjustments:
Exclude 2017 impact of the enactment of tax reform legislation	870
Exclude impact of regulatory decision on wildfire regulatory asset	208
Exclude litigation reserve, variance to plan of foreign exchange gains or losses on deferred tax balances, recoveries related to 2016 pipeline capacity release, and 90% of impairment of Termoeléctrica de Mexicali assets held for sale	43
Earnings for Annual Bonus Plan Purposes	$1,377

Table 10

Annual Bonus Performance Results

Overall company performance for 2017 was at 196 percent of target performance. A summary of the plan metrics and results is provided in Table 11 below, with additional detail in Appendix D:

2017 Performance Measures		Goals				Percent of
	Target Weight	Minimum	Target	Maximum	Actual Performance	Target Achieved(1)
Financial:
Sempra Energy Earnings (Dollars in Millions)	85%	$1,231	$1,282	$1,332	$1,377	170%
Safety:
Employee and Public Safety	12%	See Appendix D for Detail				21.8%
Customer Service & Stakeholders:
SDG&E and SoCalGas Customer Service/Stakeholders	3%					4.6%
TOTAL	100%					196.4%

Table 11

(1)	Earnings for annual bonus plan purposes exceeded the maximum goal, resulting in achievement of 200 percent of target performance that corresponds to a weighted percent of target achieved of 170 percent. Overall performance for the safety and customer service measures resulted in achievement of 176 percent of target performance that corresponds to a weighted percent of target achieved of 26.4 percent.

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2017 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Table 12.

BONUSES PAID TO NAMED EXECUTIVE OFFICERS FOR 2017 PERFORMANCE

Named Executive Officer	Base Salary at Year-End 2017	x	Bonus Target	x	Performance Score(1)	=	Bonus(2)
Debra L. Reed	$1,391,900		125%		196%		$3,416,600
Joseph A. Householder	$700,000		80%		196%		$1,099,700
Steven D. Davis	$600,000		80%		196%		$942,600
Jeffrey W. Martin	$600,000		80%		196%		$942,600
Martha B. Wyrsch	$577,900		75%		196%		$851,200

Table 12

(1)	The actual performance score of 196.37 percent is rounded in Table 12.
(2)	Bonus amounts are rounded up to the nearest hundred.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s total target compensation package. (See Figure 7 for these percentages.) In accordance with our pay-for-performance philosophy, the entire 2017 long-term incentive plan award for our Chief Executive Officer and each of the other named executive officers was in the form of performance-based restricted stock units. The key features of our awards and their alignment with shareholder interests are summarized below.

Key Features of 2017 Equity Awards Alignment with Shareholder Interests 100% performance-based restricted stock units
Our 2017 awards do not include a time-based component. Payouts are linked to company performance.
Two performance measures:
Relative total shareholder return (80%)
Earnings per share growth (20%)
Our performance measures are aligned with long-term value creation.
No payout at threshold, or minimum, performance
Payout scale begins at zero for threshold performance.

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Rationale for Granting Performance-Based Equity

The Compensation Committee believes that linking long-term incentive awards to our relative total shareholder return and earnings per share growth creates the strongest alignment with shareholder interests. The Compensation Committee approved this equity award structure after considering many variables. These included alignment with shareholder interests, plan expense, share usage, market trends and feedback from our shareholder outreach.

The Compensation Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee uses performance-based restricted stock units based on relative total shareholder return (constituting 80 percent of grant date award value, with 56 percent based on performance relative to the S&P 500 Utilities Index and 24 percent based on performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on long-term earnings per share growth (constituting 20 percent of grant date award value).

Figure 8

Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, resulting in lower dilution.

Determining Individual Equity Award Grants

In making the annual grants, the Compensation Committee:

•	Specified a dollar value (based on a percentage of base salary) and other terms for each executive officer’s award.

•	Based the number of shares underlying the awards granted on the specified dollar value, as opposed to a fixed number of shares for each executive officer. This approach allows maintenance of the pay mix described previously.

On the grant date, we calculated the precise number of shares to be granted to each executive officer by dividing the total value of each executive officer’s award by the closing stock price on that date. These values are presented in the Target Grant Values for 2017 table below.

The award values reported in the Summary Compensation Table and Grants of Plan-Based Awards Table that follow this Compensation Discussion and Analysis are based on the closing stock price on the grant date for the portion of the LTIP awards based on earnings per share growth. The values reported for the portion of the awards based on relative total shareholder return are based on a Monte Carlo valuation model, which is used to determine the accounting cost under the applicable accounting guidance for stock compensation.

Special Awards Granted to Named Executive Officers in 2017

Special equity awards also may be granted with the Compensation Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. No special equity grants were made to our named executive officers in 2017.

Target Value of Equity Grants

Table 13 illustrates the target value of 2017 annual long-term incentive awards.

Based on its review of market data, the Compensation Committee adjusted Ms. Wyrsch’s target grant value from 185 percent to 190 percent of base salary for 2017. Mr. Davis’ target grant value was increased from 180 percent to 210 percent of base salary in

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connection with his promotion to Corporate Group President—Utilities and Mr. Martin’s target grant value was increased from 180 percent to 210 percent of base salary in connection with his promotion to Executive Vice President and Chief Financial Officer. Target grant values for Ms. Reed and Mr. Householder remained unchanged for 2017.

TARGET GRANT VALUES FOR 2017

	Performance-Based Restricted Stock Units
	Base Salary	Target Value	Total
Debra L. Reed	$1,391,900	475%	$6,611,525
Joseph A. Householder	$700,000	250%	$1,750,000
Steven D. Davis	$600,000	210%	$1,260,000
Jeffrey W. Martin	$600,000	210%	$1,260,000
Martha B. Wyrsch	$577,900	190%	$1,098,010

Table	13

The actual amounts realized by equity award recipients will depend on future stock price performance and our earnings per share performance and the degree to which these performance measures are achieved. The amounts ultimately realized will not necessarily track with the target grant values.

Performance Goals for the 2017 Restricted Stock Units

The 2017 long-term incentive plan awards included two performance measures—relative total shareholder return and earnings per share growth. Based on feedback from our shareholders, beginning in 2017 we moved from an award design that integrated total shareholder return performance against both S&P indices within one award to a simpler design with performance against each index measured in separate award components. Eighty percent of the total target award value is linked to relative total shareholder return, with 56 percent based on total shareholder return relative to the S&P 500 Utilities Index and 24 percent based on total shareholder return relative to the S&P 500 Index. Twenty percent is linked to earnings per share growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on the company’s three-year cumulative total shareholder return compared with the S&P 500 Utilities Index or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have growing international operations. Our stock can be influenced by factors that do not necessarily affect many of the companies in the S&P 500 Utilities Index.

If the company’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. If our performance exceeds the 50th percentile of the applicable index, participants have the opportunity to earn up to two shares for each restricted stock unit. Participants may earn a partial share for performance between the 25th and 50th percentiles of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or Above	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or Below	0.0

Table 14

(1)	Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note:	If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation.

The award component based on total shareholder return relative to the S&P 500 Index also includes a modifier based on absolute total shareholder return. While relative total shareholder return continues to be the primary performance measure, the inclusion of a modifier

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strengthens the focus on achieving both strong relative and absolute total shareholder return performance. This further strengthens alignment with shareholder interests. For instance, the modifier reduces award payouts for high relative performance if absolute total shareholder return is low. In an instance in which both relative and absolute total shareholder return are high, the modifier may increase award payouts but cannot cause the total award payout to exceed 200 percent (2.0 shares earned for each restricted stock unit).

The modifier was developed based on the approximate 25th and 75th percentiles of Sempra Energy’s historical total shareholder return and historical estimated cost of equity. The modifier adds 20 percent to the award’s payout (as initially calculated based on relative total shareholder return) for absolute total shareholder return performance in the top quartile of the distribution of the historical benchmark data. It reduces the award’s payout by 20 percent for performance in the bottom quartile of the distribution of the historical benchmark data. For the 2017 award, the modifier is triggered if our total shareholder return is at or above 34 percent or if our total shareholder return is at or below -11 percent. If performance falls within the second or third quartiles, the modifier is not triggered and the payout is based solely on the relative total shareholder return performance result. The modifier cannot cause the total award payout to exceed 200 percent.

2.	Earnings Per Share Growth

The 2017 long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative earnings per share growth(1). The award measures the CAGR of our earnings per share for the three-year period ending on December 31, 2019. The payout scale is based on the December 31, 2016 analyst consensus three-year earnings per share growth estimates for the S&P 500 Utilities Index peer companies. The threshold payout level is based on the 25th percentile of the analyst consensus estimates and the maximum payout level is based on the 90th percentile.

During our shareholder engagement meetings, some shareholders expressed concern about the potential effect of stock buybacks on incentive plans with performance measures based on earnings per share. The Compensation Committee took this feedback into consideration by including a provision in the 2017 awards that excludes the impact of stock buybacks not contemplated in the financial plans publicly communicated prior to the grant date of such awards.

The Compensation Committee bases the payout scale for our earnings per share growth-based awards on analyst consensus estimates for the S&P 500 Utilities Index peer companies because:

•	Our strategic goal is to deliver higher growth than our utility peers while maintaining a commensurate risk profile.

•	Our LTIP award design aligns with this strategic goal by measuring our three-year earnings per share CAGR against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peer companies.

•	The earnings growth in the financial plan is not linear from year to year. This year-to-year variability in earnings growth is due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated.

Percentile of Analyst Estimates for S&P 500 Utilities EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(A)
90th Percentile or higher (6.4 percent or higher)	2.0
75th Percentile (5.9 percent)	1.5
50th Percentile (5.5 percent)	1.0
25th Percentile (3.0 percent)	0.0

Table 15

(A)	Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation. As discussed below under “Managing Risk in Compensation Plans,” our payout scale begins at zero for threshold performance.

For purposes of the long-term incentive award, the calculation of earnings per share may, at the Compensation Committee’s discretion, include the same potential adjustments described on page 44 under “Earnings Goal Determination,” as well as adjustments related to, among other things, other unusual or non-operating items.

(1)	The award was designed to meet the conditions necessary to preserve the deductibility of the award under Section 162(m) of the Internal Revenue Code (prior to the changes to Section 162(m) under the Tax Cuts and Jobs Act of 2017 as discussed in “Impact of Regulatory Requirements—Tax Deductibility of Pay” on page 57) while providing flexibility to the Compensation Committee in determining the payout under the award. In order for there to be any payout, the company must achieve positive cumulative net income for the performance period. The Compensation Committee may then apply negative discretion as described herein.

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Results for the 2013-2016, 2014-2017 and 2015-2017 Award Cycles

Our 2013-2016 award cycle vested on January 4, 2017 with a relative total shareholder return at the 40th percentile of the S&P 500 Utilities Index. As a result, this grant vested at 38 percent of target performance with a payout of 0.384 shares of common stock for each restricted stock unit (including units attributable to reinvested dividends). For additional information, see “Option Exercises and Stock Vested” on page 67.

The performance periods of our 2014-2017 award cycle (which was based on a four-year performance period) and our 2015-2017 award cycle (which was based on a three-year performance period) both concluded on January 2, 2018 (for the TSR-based awards) and December 31, 2017 (for the EPS-based awards), and were scheduled to vest in 2018. Our 2014-2017 relative total shareholder return was at the 27th percentile of the S&P 500 Utilities Index and the 44th percentile of the S&P 500 Index. Our 2015-2017 relative total shareholder return was at the 24th percentile of the S&P 500 Utilities Index and below the total shareholder return of the market-capitalization-weighted S&P 500 Index. As a result, these grants, which made up 80 percent of each year’s award of LTIP units for our named executive officers, did not vest and were forfeited. The 2014-2017 and 2015-2017 awards based on earnings per share growth (making up the remaining 20 percent of the 2014 and 2015 LTIP awards for our named executive officers) vested at 200 percent of target based on adjusted earnings per share growth of 9.1 percent and 8.9 percent, respectively. For additional information see “Outstanding Equity Awards at Year-End” on page 65 and “Option Exercises and Stock Vested” on page 67.

Earnings Per Share Growth (Diluted) for 2014-2017 Award	2013	2017
GAAP Earnings per Share	$4.01	$1.01
Pre-Defined Exclusions:
Retroactive impact of 2012 General Rate Case	(0.31)	—
Earnings impact of acquisitions and divestitures and 90% of gains and losses on asset sales and impairments	(0.36)	0.12
90% of the impact of wildfire litigation and regulatory decision on regulatory asset and 90% of the impact of SONGS impairment and related earnings effects from purchased replacement power	0.43	0.74
Effect of changes in tax laws, accounting principles, other laws or provisions affecting reported results, reorganization or restructuring programs, and foreign exchange gains or losses	0.05	3.55
Earnings per Share for 2014-2017 Award Purposes	$3.82	$5.42
Earnings per Share Growth for 2014-2017 Award Purposes		9.1%

Earnings Per Share Growth (Diluted) for 2015-2017 Award	2014	2017
GAAP Earnings per Share	$4.63	$1.01
Pre-Defined Exclusions:
Earnings Impact of acquisitions and divestitures and 90% of gains and losses on asset sales and impairments	(0.18)	0.12
90% of the impact of wildfire litigation and the impact of SONGS impairment	0.09	—
Impact of regulatory decision on wildfire regulatory asset	—	0.82
Effect of changes in tax laws, accounting principles, other laws or provisions affecting reported results, reorganization or restructuring programs, and nonmonetary foreign exchange gains or losses related to deferred tax balances	(0.26)	3.57
Earnings per Share for 2015-2017 Award Purposes	$4.28	$5.52
Earnings per Share Growth for 2015-2017 Award Purposes		8.9%

Table 16

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4.	Benefit Plans

Our executive officers also participate in benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) retirement and savings plans.

1.	Health, Life Insurance and Disability Plans and Other Benefits

Plan Type	Plan	Description
Health & Welfare	Basic Group Plans	Our executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits essential to attracting a high-quality workforce.
Other Health & Welfare Benefits

Ms. Reed, Mr. Householder and Mr. Martin participate in the following plans other than the basic group health and welfare plans:

•  A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents. This plan was closed to new participants in 2012.

•  A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and 1.5 times base salary and bonus for retired employees). This plan was closed to new participants in 2012.

Mr. Davis participates in the life insurance plan described above. Ms. Wyrsch does not participate in either plan.

All of our named executive officers participate in a long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Benefit Programs

Ms. Wyrsch and Mr. Davis receive an annual executive benefit program allowance of $30,000 that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of financial planning services and excess personal liability insurance. Any unused allowance is paid out at year-end.

We provide certain other typical benefits to our executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are reasonable and important in attracting and retaining executive talent. These benefits include financial planning services and excess personal liability insurance. Ms. Reed has an executive security specialist for personal and business driving in the context of an overall security plan.

None of these benefits includes a tax gross-up provision.

Table 17

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2.	Retirement Plans

Our executive officers participate in our Cash Balance Plan and a Supplemental Executive Retirement Plan. Our executive officers participate in our broad-based, tax-qualified 401(k) Savings Plan. Officers and certain other key management employees may also participate in a deferred compensation plan. These plans are described in Tables 18 and 19 below.

Plan Type	Plan	Description
Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
Supplemental Retirement Plan

The Compensation Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides named executive officers with retirement benefits based on the executive’s:

•  Final average pay(1)

•  Actual years of service

•  Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Table 18

(1)	Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

Plan Type	Plan	Description
Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis.

The basic company matching contribution is equal to one-half of the first 6 percent of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5 percent of the employee’s contributions. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

All employee contributions and investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•  Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account.

•  A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1 percent.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. Deferred compensation plan matching contributions mirror the basic company matching contribution made for other employees under the 401(k) savings plan, but do not include the “stretch match.”

All employee contributions, matching company contributions and investment earnings in the deferred compensation plan vest immediately. Eligibility to receive company matching contributions begins after one year of service.

Table 19

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Severance and Change in Control Arrangements

Our executive officers have severance pay agreements that include change-in-control features. The agreements do not contain excise tax gross-up provisions. Equity awards granted after May 2013 include a double trigger change in control provision. None of our officers has an employment agreement.

Rationale for Providing Severance Agreements

The Compensation Committee believes that severance agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer

•	Mitigating legal issues upon an employment separation

•	Retaining talent during uncertain times

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

Severance Agreement Benefits

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause; or

•	When the executive resigns for “good reason.”

Definition of “Good Reason”

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that may effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Outstanding Equity Award Treatment Upon a Change in Control

Awards granted after May 2013 were granted under our shareholder-approved 2013 Long-Term Incentive Plan, which contains a double trigger change in control provision. Awards do not automatically vest upon a change in control. Rather, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control, except as described below.

Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced or are held by an employee who is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, such awards would vest upon a change in control. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

Some outstanding stock option awards were granted under our shareholder-approved 2008 Long-Term Incentive Plan. Under the 2008 Long-Term Incentive Plan, upon a change in control of the company, all previously granted stock options vest and become immediately exercisable. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

Compensation Committee Roles and Responsibilities

Overview

The Compensation Committee’s primary role is to determine all aspects of compensation for our executive officers. The Compensation Committee reviews all pay components for our Chief Executive Officer and other executive officers.

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The Compensation Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. The committee’s chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each member of the committee is required to be:

•	An independent director under independence standards established by the New York Stock Exchange.

•	A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934.

•	An outside director under Section 162(m) of the Internal Revenue Code.

The Compensation Committee:

•	Sets its meeting dates and standing agenda items annually.

•	Considers standing agenda items and other topics at each meeting.

•	Holds an executive session without management at each meeting.

•	Retains its own independent compensation advisor.

•	Recommends changes to its charter for approval by the board as needed.

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter.

The Compensation Committee most recently reviewed its charter in June 2017. The charter is available on our website at www.sempra.com under the “Investors” and “Governance” tabs.

Compensation Committee Responsibilities

The Compensation Committee’s major responsibilities include:

Tally Sheets

The Compensation Committee uses tally sheets to review and evaluate our total executive compensation and benefit programs. These tally sheets, along with information prepared annually for the proxy statement, are used to consider:

•	Information for analyzing the design, operation and effectiveness of our executive compensation programs.

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards.

Compensation Committee Responsibilities Analyzing executive compensation market data, including base salaries, annual bonuses, long-term incentives and total pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs. Overseeing and approving annual incentive plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits and other programs and benefits that primarily cover executive officers. Reviewing and administering corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. Leading the performance evaluation of the CEO in light of these goals and objectives. Based on individual and company performance, competitive compensation information and other considerations, approving and recommending the CEO’s compensation level for ratification by our independent board members. Tracking and understanding the total compensation of each executive officer and reviewing, at least once a year, tally sheets that summarize the major elements of compensation. Reporting annually to the board on succession planning. Reviewing and recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement. Analyzing long-term incentive plan overall dilution and current annual dilution rates. Designing our compensation programs to encourage and reward sustainable growth in our business with what the committee deems to be acceptable risk.

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•	Estimated pension benefits, life insurance benefits and deferred compensation balances.

•	Information on change in control scenarios.

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described elsewhere in this discussion.

In addition, board members receive a Compensation Program Summary. The summary provides an overview of our executive compensation philosophy, information on each executive compensation plan and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains an independent advisor to assist it with executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors.

In 2017, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services. They are not affiliated with any other service provider.

An Exequity representative attended all committee meetings and met in executive session with the committee members at all four of the regular 2017 meetings.

Exequity supported the committee by:

Exequity and its affiliates do not perform any work for the company outside of their advisory role to the Compensation Committee. Exequity’s fees for services provided in 2017 were $200,421.

Management’s Role

Our Chief Executive Officer and/or Senior Vice President, Chief Human Resources and Administrative Officer attend the non-executive session of each Compensation Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration. The committee members and the independent compensation consultant receive all presentation materials in advance of committee meetings.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance.

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberation regarding their own compensation. This includes base salary, annual bonus, long-term incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and she makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what programs and goals she believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals and program design.

Exequity’s Support of the Compensation Committee Recommending pay programs and salary increase budgets. Conducting a risk assessmentof incentive programs. Making presentations on regulatory and legislative matters affecting executive compensation. Providing opinions on the reasonableness of compensation. Consulting on other related matters as needed.

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Managing Risk in Compensation Plans

Managing Risk

The Compensation Committee manages risk in incentive compensation plans through:

Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection

Our long-term incentive awards include the following risk-mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, most of our peers pay 25 percent or 50 percent for threshold performance.

•	Avoiding “cliffs” in the payout scale. This eliminates the risk of pressure points. An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance immediately below threshold.

•	Using a market-based performance measure, relative total shareholder return, as the performance measure for 80 percent of the grant date value of our 2017 restricted stock unit grants and a measure based on long-term earnings per share growth for the remaining 20 percent.

•	Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company. Using these indices ensures less subjectivity in the determination of our peer groups.

Our annual bonus plans include the following features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, most of our peers pay 25 percent or 50 percent for threshold performance.

•	Using a corporate financial performance measure that is based on the earnings reported in our financial statements, with certain pre-defined adjustments. These adjustments are limited and made only after thoughtful consideration by the Compensation Committee.

•	Incorporating performance measures linked to our businesses, including employee and public safety and customer service, in addition to the corporate financial performance measure.

•	Providing the committee with downward discretion over certain incentive plan payouts.

Independent Third-Party Risk Assessment

The Compensation Committee’s independent consultant, Exequity, conducted a risk assessment of our 2017 incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk-mitigating features found in our executive incentive programs are listed above.

Clawback Policy

Our clawback policy applies to both short-term and long-term incentive plans. It is included in both executive and non-executive award agreements.

The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as:

•	Required by applicable law, or

•	Required under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed.

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The company also reserves the right to recoup compensation paid if it determines that the results on which compensation was paid were not actually achieved.

In addition, the Compensation Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.

Anti-Hedging and Pledging Policy

The company maintains an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of company common stock. Officers and directors are also prohibited from pledging shares of company common stock.

Share Ownership Requirements

Our Board of Directors has established share ownership requirements for officers to further strengthen the link between company executive and shareholder interests. The requirements set minimum levels of share ownership that our officers must achieve and maintain.

For officers, the requirements are:

(1)	Current share ownership requirements as of January 1, 2018.
(2)	As of March 16, 2018, for purposes of the share ownership requirements, Ms. Reed held over 17 times her annual base salary.

Based on Exequity’s review of competitive benchmark data, we believe our share ownership requirements are robust compared to prevalent market practices.

For purposes of the requirements, we include shares owned directly or through our 401(k) Savings Plan. We also count deferred compensation that executives invest in phantom shares of our common stock (including deferred restricted stock units that have vested), unvested service-based restricted stock units, and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher share ownership requirement. In 2015, the Compensation Committee also enhanced executive officers’ share ownership requirements by requiring that until such time as the share ownership requirements are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50 percent of the net after-tax shares acquired through equity compensation awards.

Effective January 1, 2018, the share ownership requirement for the Chief Executive Officer was increased from six times to eight times base salary and the share ownership requirement for the President, Corporate Group Presidents, and Executive Vice Presidents was increased from three times to four times base salary. The share ownership requirements for other officers remain unchanged.

All named executive officers are in compliance with the requirements.

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Executive Level Chief Executive Officer(2) President, Corporate Group Presidents and Executive Vice Presidents Principal Subsidiary Chief Executive Officers, Presidents and Chief Operating Officers Senior Vice Presidents Vice Presidents Share Ownership Requirements(1) 8x base salary 4x base salary 3x base salary 2x base salary1x base salary

Executive Compensation

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the definition of covered employees was expanded to generally include all named executive officers.

The Compensation Committee believes that tax deductibility is one important factor in evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances, and may be in the best interests of our shareholders. Accordingly, the Compensation Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are effective and are intended to comply with these requirements.

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Compensation Committee Report

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William D. Jones

William G. Ouchi

Lynn Schenk

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Compensation Tables

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for our named executive officers.

			Stock Awards (E)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (F)
	Year	Salary	Restricted stock and restricted stock units	Performance- based annual cash bonus	Pension accruals and above-market interest on non- qualified deferred compensation	All Other Compensation (G)	Total
Debra L. Reed (A) Chairman, President and Chief Executive Officer	2017	$1,391,900	$7,228,415	$3,416,600	$5,817,330	$171,491	$18,025,736
	2016	$1,391,900	$7,124,766	$1,830,600	$8,241,777	$217,365	$18,806,408
	2015	$1,350,000	$7,159,154	$3,170,000	$4,265,099	$191,519	$16,135,772
Joseph A. Householder (B) Corporate Group President- Infrastructure Businesses	2017	$700,000	$1,915,381	$1,099,700	$2,027,236	$131,052	$5,873,369
	2016	$700,000	$1,886,348	$879,400	$2,049,705	$101,250	$5,616,703
	2015	$655,100	$4,377,064	$984,500	$1,331,762	$84,925	$7,433,351
Steven D. Davis (C) Corporate Group President- Utilities	2017	$600,000	$1,379,367	$942,600	$1,890,008	$75,778	$4,887,753
	2016	$541,400	$1,051,050	$595,200	$1,814,616	$72,893	$4,075,159
	2015	$503,733	$853,027	$616,400	$1,084,603	$70,275	$3,128,038
Jeffrey W. Martin (D) Executive Vice President and Chief Financial Officer	2017	$600,000	$1,379,367	$942,600	$1,135,070	$98,608	$4,155,645
Martha B. Wyrsch Executive Vice President and General Counsel	2017	$577,900	$1,202,472	$851,200	$1,302,402	$101,823	$4,035,797
	2016	$577,900	$1,152,464	$680,700	$736,808	$103,449	$3,251,321
	2015	$561,000	$2,281,767	$737,700	$642,063	$104,832	$4,327,362

(A)	Ms. Reed was appointed President of the company upon the retirement of Mark A. Snell as of March 1, 2017. Ms. Reed announced her retirement as President and Chief Executive Officer effective May 1, 2018, and as Chairman and a director effective December 1, 2018.

(B)	Mr. Householder became Corporate Group President—Infrastructure Businesses on January 1, 2017. He has been appointed President effective May 1, 2018.

(C)	Mr. Davis became Corporate Group President—Utilities on January 1, 2017. Mr. Davis retired on March 1, 2018.

(D)	Mr. Martin became Executive Vice President and Chief Financial Officer on January 1, 2017. He has been appointed Chief Executive Officer and a director effective May 1, 2018.

(E)	Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based restricted stock units, and for Mr. Davis’ 2015 award only (prior to becoming an executive officer of Sempra Energy), service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2017 performance-based restricted stock units with a performance measure based on earnings per share growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $2,645,561 for Ms. Reed; $701,842 for Mr. Householder; $505,650 for Mr. Davis; $505,650 for Mr. Martin; and $440,927 for Ms. Wyrsch.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

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(F)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2017 amounts are:

2017 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST

	Change in Accumulated Benefits(1)	Above-Market Interest	Total
Debra L. Reed	$5,514,277	$303,053	$5,817,330
Joseph A. Householder	$1,973,853	$ 53,383	$2,027,236
Steven D. Davis	$1,851,903	$ 38,105	$1,890,008
Jeffrey W. Martin	$1,104,653	$ 30,417	$1,135,070
Martha B. Wyrsch	$1,258,955	$ 43,447	$1,302,402

(1)	The changes in the actuarial value of pension benefits are due to changes in pay, Performance-Based Annual Bonus Plan performance (impacts calculation of Final Average Earnings—see “Pension Benefits” for additional information), the accrual of additional age and service, change in marital status and changes in actuarial assumptions such as mortality and interest rates. Approximately half of the 2017 increase for Ms. Reed was attributable to the value related to spousal survivor benefits that were included in the valuation of her benefit following her 2017 marriage. The plan was amended in 2010 to remove this spousal benefit provision for new participants as of February 11, 2010. Ms. Reed was a participant prior to the date of the amendment and, therefore, is eligible for the benefit.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(G)	All Other Compensation amounts for 2017 are:

2017 ALL OTHER COMPENSATION

	Company 401(k) and Related Plan Contributions	Insurance Premiums(1)	Other(1)	Total
Debra L. Reed	$98,587	$21,142	$51,762	$171,491
Joseph A. Householder	$49,236	$57,233	$24,583	$131,052
Steven D. Davis	$37,636	$ 6,392	$31,750	$ 75,778
Jeffrey W. Martin	$39,672	$25,136	$33,800	$ 98,608
Martha B. Wyrsch	$39,415	$ 7,408	$55,000	$101,823

(1)	Amounts shown in the “Insurance Premiums” column include premiums for supplemental medical and disability benefits, and for Mr. Householder and Mr. Martin, life insurance premiums of $35,894 and $4,468, respectively. Information on these programs is provided under “Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits” on page 50. Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; a $30,000 executive benefit program allowance (for Ms. Wyrsch and Mr. Davis), and for Ms. Reed, the incremental cost to the company (the hourly rate of drivers, plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers. For Ms. Wyrsch, 2017 company matching contributions to charitable organizations were $25,000, with lesser amounts for the other named executive officers. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

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SUMMARY OF BASE SALARY, STOCK AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION

The table below presents an alternative version of the Summary Compensation Table that excludes the change in actuarial value of pension, nonqualified deferred compensation earnings and All Other Compensation. The purpose of this table is to provide readers with a view of the elements of compensation that are reviewed and determined annually by the Compensation Committee. This table is not a substitute for the Summary Compensation Table and related footnotes shown above.

			Stock Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Restricted stock and restricted stock units	Performance- based annual cash bonus	Total
Debra L. Reed Chairman, President and Chief Executive Officer	2017	$1,391,900	$7,228,415	$3,416,600	$12,036,915
	2016	$1,391,900	$7,124,766	$1,830,600	$10,347,266
	2015	$1,350,000	$7,159,154	$3,170,000	$11,679,154
Joseph A. Householder Corporate Group President- Infrastructure Businesses	2017	$700,000	$1,915,381	$1,099,700	$3,715,081
	2016	$700,000	$1,886,348	$879,400	$3,465,748
	2015	$655,100	$4,377,064	$984,500	$6,016,664
Steven D. Davis Corporate Group President- Utilities	2017	$600,000	$1,379,367	$942,600	$2,921,967
	2016	$541,400	$1,051,050	$595,200	$2,187,650
	2015	$503,733	$853,027	$616,400	$1,973,160
Jeffrey W. Martin Executive Vice President and Chief Financial Officer	2017	$600,000	$1,379,367	$942,600	$2,921,967
Martha B. Wyrsch Executive Vice President and General Counsel	2017	$577,900	$1,202,472	$851,200	$2,631,572
	2016	$577,900	$1,152,464	$680,700	$2,411,064
	2015	$561,000	$2,281,767	$737,700	$3,580,467

Grants of Plan-Based Awards

Our executive officers participated in shareholder-approved incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, were provided under our Executive Incentive Plan. Longer-term incentives, typically performance-based restricted stock units, were provided under our 2013 Long-Term Incentive Plan.

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We summarize below our 2017 grants of plan-based awards for our executive officers named in the Summary Compensation Table.

2017 GRANTS OF PLAN-BASED AWARDS

	Grant Date (A)	Autho- rization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Grant Date Fair Value of Stock Awards (D)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra L. Reed
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	36,620	73,240	$4,035,121
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	15,700	31,400	$1,870,514
Performance-based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	13,080	26,160	$1,322,780
Annual Bonus			$—	$1,739,900	$3,479,800
Joseph A. Householder
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	9,700	19,400	$1,068,833
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	4,160	8,320	$495,627
Performance-based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	3,470	6,940	$350,921
Annual Bonus			$—	$560,000	$1,120,000
Steven D. Davis
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	6,980	13,960	$769,119
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	3,000	6,000	$357,423
Performance-based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	2,500	5,000	$252,825
Annual Bonus			$—	$480,000	$960,000
Jeffrey W. Martin
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	6,980	13,960	$769,119
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	3,000	6,000	$357,423
Performance-based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	2,500	5,000	$252,825
Annual Bonus			$—	$480,000	$960,000
Martha B. Wyrsch
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/03/17	12/15/16				—	6,090	12,180	$671,051
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/03/17	12/15/16				—	2,610	5,220	$310,958
Performance-based Restricted Stock Units based on EPS Growth	1/03/17	12/15/16				—	2,180	4,360	$220,463
Annual Bonus			$—	$433,500	$866,900

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(A)	Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based restricted stock units. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee approves a dollar value and the other terms for the awards to be granted to each executive officer. In accordance with the terms approved by the Compensation Committee, on the January 3, 2017 grant date, the precise number of shares to be granted to each executive officer was calculated using the closing price for shares of our common stock on that date. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention.

(B)	Non-equity incentive plan awards consisted of annual bonuses payable under our Executive Incentive Plan from a performance pool equal to 1.5 percent of operating income for the year with maximum bonuses not to exceed 30 percent of the performance pool for the Chief Executive Officer and 17.5 percent of the performance pool for each other plan participant. Amounts reported in the table represent estimates at the beginning of 2017 of bonuses expected to be paid under earnings and operational performance guidelines established by the Compensation Committee. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. Outstanding corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations. In no event will annual bonuses exceed the maximum bonuses established under the plan for each executive.

Bonus guidelines for 2017 were based on an earnings target of $1,282 million and operational measures of employee and public safety and customer service. For information concerning the pre-established adjustments to earnings for incentive plan purposes, please refer to the section of the Compensation Discussion and Analysis titled “Earnings Goal Determination.” No bonuses were payable for earnings of less than $1,231 million and maximum bonuses were payable for earnings of $1,332 million or more. Bonuses for targeted earnings performance of $1,282 million were set at levels ranging from 125 percent of base salary for the Chairman, President and Chief Executive Officer to 75 percent of base salary for the Executive Vice President and General Counsel, with maximum bonuses ranging from 250 percent to 150 percent of base salary, respectively. Ms. Reed’s bonus target was 125 percent with a maximum payout potential of 250 percent. Actual 2017 earnings adjusted for bonus plan purposes were $1,377 million. Accordingly, in February 2018, the Compensation Committee authorized the payment of bonuses to the executive officers in the amounts reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2017.

(C)	Equity incentive plan awards consisted of performance-based restricted stock units. During the performance periods, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, the award is forfeited subject to earlier vesting upon a change in control of the company. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

Shares subject to the performance-based restricted stock units will vest or be forfeited in early 2020 based upon our total return to shareholders and earnings per share growth in 2017-2019.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total return to shareholders that places us among the top 50 percent of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200 percent of the target number) for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50 percent, but is above the 25th percentile of the companies in the applicable index, the number of shares that vest will decline from the target number of shares at the 50th percentile to zero at the 25th percentile. The number of vesting shares under the total shareholder return award component based on performance against the S&P 500 Index may be adjusted upward or downward by 20 percent based on Sempra Energy’s absolute total shareholder return for the period compared to benchmarks based on historical performance. The modifier cannot cause the total award payout to exceed 200 percent of target.

For the performance-based restricted stock units with an earnings per share growth performance measure, the target number of shares will vest, subject to the Compensation Committee’s discretion, if we have achieved a CAGR of 5.5 percent. If performance is at 5.9 percent, 150 percent of the target number of shares will vest, and if performance is at 6.4 percent or higher, the maximum number (200 percent of the target number) of shares will vest. If our compound annual earnings per share growth rate is less than 5.5 percent, shares will vest for performance above 3.0 percent declining from the target number of shares at 5.5 percent to zero at 3.0 percent. Such awards will not vest if the company does not achieve positive net income for the performance period.

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Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(D)	These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

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Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2017, for our executive officers named in the Summary Compensation Table. These grants consist solely of stock options and restricted stock units.

		Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock Units (B)			Service-Based Restricted Stock Units (C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexer- cisable
	01/03/17						15,757		$1,684,755
	01/03/17						13,351		1,427,445
	01/03/17						13,369		1,429,368
	01/04/16						0		0
	01/04/16						14,931		1,596,468
	01/02/15						0	(F)	0
Debra L. Reed	01/02/15						24,760	(G)	2,647,311
	01/02/14						0	(F)	0
	01/02/14						25,405	(G)	2,716,283
	02/11/10	9,900	0	$49.77		02/10/20
	01/04/10	17,400	0	$55.90		01/03/20
	01/02/09	23,000	0	$43.75		01/01/19

		50,300	0	$49.14	(E)		107,573		$11,501,630
	01/03/17						4,174		$446,262
	01/03/17						3,537		378,227
	01/03/17						3,547		379,198
	01/04/16						0		0
	01/04/16						3,954		422,727
Joseph A. Householder	01/02/15						0	(F)	0
	01/02/15						6,076	(G)	649,689
	01/02/15						25,277		2,702,569
	01/02/14						0	(F)	0
	01/02/14						7,455	(G)	797,093
	01/04/10	11,600	0	$55.90		01/03/20

		11,600	0	$55.90	(E)		54,020		$5,775,765
	01/03/17						3,003		$321,125
	01/03/17						2,551		272,760
	01/03/17						2,555		273,197
	01/04/16						0		0
	01/04/16						2,208		236,097
	01/02/15						0	(F)	0
Steven D. Davis	01/02/15						2,271	(G)	242,767
	01/02/15									1,892	(H)	$202,305
	01/02/14						0	(F)	0
	01/02/14						2,884	(G)	308,399
	01/02/14									2,396	(H)	256,208

							15,472		$1,654,345	4,288		$458,513
	01/03/17						3,003		$321,125
	01/03/17						2,551		272,760
	01/03/17						2,555		273,197
	01/04/16						0		0
	01/04/16						2,282		243,967
Jeffrey W. Martin	01/02/15						0	(F)	0
	01/02/15						3,806	(G)	406,923
	01/02/14						0	(F)	0
	01/02/14						4,815	(G)	514,789

							19,012		$2,032,761
Martha B. Wyrsch	01/03/17						2,620		$280,179
	01/03/17						2,219		237,301
	01/03/17						2,228		238,228
	01/04/16						0		0
	01/04/16						2,418		258,583
	01/02/15						0	(F)	0
	01/02/15						4,022	(G)	430,044
	01/02/15						10,823		1,157,187
	01/02/14						0	(F)	0
	01/02/14						6,213	(G)	664,244

							30,543		$3,265,766

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Executive Compensation

(A)	Stock options become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire 10 years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. Only Ms. Reed and Mr. Householder have outstanding options, and both have attained the age of 55 and completed more than five years of service. For a discussion of the change in control vesting provisions applicable to these awards, see “Severance and Change in Control Arrangements.”

(B)	With the exception of the special 2015 awards granted to Mr. Householder and Ms. Wyrsch, performance-based restricted stock units will vest or will be forfeited in whole or in part at the end of a three-year performance period (four years for awards prior to 2015) based upon our total return to shareholders compared to market and peer group indices and our earnings per share growth. Awards may be subject to earlier vesting upon a change in control of the company or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. All named executive officers except Ms. Wyrsch have attained the age of 55 and completed at least five years of service. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited. The special 2015 awards granted to Mr. Householder and Ms. Wyrsch will vest upon the commencement of commercial operations of Cameron LNG Train 1.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2017 had the applicable performance and service periods ended at that date. As of December 31, 2017, the performance as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2017
01/03/17 Award (TSR vs. S&P 500 Utilities Index)	42%
01/03/17 Award (TSR vs. S&P 500 Index)	83%
01/04/16 Award	0%
01/02/15 Award	0%
01/02/14 Award	0%

The earnings per share-based awards granted on January 3, 2017 and January 4, 2016 are reported based on target performance, as the performance period has not yet ended and the Compensation Committee may exercise downward discretion in determining the performance result. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table. On February 21, 2018, the January 2, 2014 and January 2, 2015 awards based on earnings per share growth with a performance period that ended on December 31, 2017 vested at 200 percent of target, or maximum performance. These awards are reported based on the final performance result of 200 percent of target. For additional detail, see Note C to “Options Exercises and Stock Vested” table below.

On January 22, 2018, the January 2, 2014 and January 2, 2015 awards based on total shareholder return did not vest and were forfeited due to below-threshold performance.

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As described above, as of December 31, 2017, our total shareholder return performance for the January 4, 2016, January 2, 2015, and January 2, 2014 awards was below the threshold performance level required for vesting. The table below provides a hypothetical comparison of the actual below-threshold performance as of December 31, 2017, to the number of performance-based restricted stock units (together with reinvested dividend equivalents) and value that would have been reported if our total shareholder return performance as of December 31, 2017, had been at the level required for a payout at 100 percent of target.

	Debra L. Reed		Joseph A. Householder		Steven D. Davis		Jeffrey W. Martin		Martha B. Wyrsch
	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17	Number of Shares	Market Value at 12/31/17
January 4, 2016 Award
Actual as of 12/31/17	0	$0	0	$0	0	$0	0	$0	0	$0
Hypothetical at Target	59,694	$6,382,497	15,804	$1,689,782	8,801	$941,016	9,117	$974,745	9,653	$1,032,083
January 2, 2015 Award
Forfeited 1/22/18	0	$0	0	$0	0	$0	0	$0	0	$0
Hypothetical at Target	49,487	$5,291,154	12,142	$1,298,223	4 ,541	$485,533	7,601	$812,690	8,012	$856,619
January 2, 2014 Award
Forfeited 1/22/18	0	$0	0	$0	0	$0	0	$0	0	$0
Hypothetical at Target	51,109	$5,464,592	14,988	$1,602,488	5,769	$616,798	9,652	$1,031,950	12,503	$1,336,791

(C)	Service-based restricted stock units granted to Mr. Davis vest at the end of three years (four years for the 2014 award). If employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy or at the discretion of the Compensation Committee.

(D)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 29, 2017, that were paid on January 15, 2018.

(E)	Weighted-average exercise price of all exercisable option shares. There were no unexercisable option shares. The weighted-average exercise prices of exercisable option shares are $49.14 for Ms. Reed and $55.90 for Mr. Householder. Messrs. Davis and Martin and Ms. Wyrsch did not have any outstanding option shares as of December 31, 2017.

(F)	These units were forfeited on January 22, 2018, upon the Compensation Committee’s determination and certification that total shareholder return results were below the awards’ minimum performance thresholds.

(G)	These awards vested on February 21, 2018, upon the Compensation Committee’s determination and certification of the earnings per share growth results. The value realized upon the vesting of these shares is set forth in Note C to “Option Exercises and Stock Vested.”

(H)	Mr. Davis’ 2014 and 2015 service-based awards vested on January 2, 2018.

Option Exercises and Stock Vested

We summarize below the stock options that were exercised and restricted stock units that vested during 2017 for our executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Debra L. Reed	—	$—	33,307	$3,368,714
Joseph A. Householder	—	$—	10,663	$1,078,492
Steven D. Davis	—	$—	4,587	$463,947
Jeffrey W. Martin	—	$—	6,999	$707,855
Martha B. Wyrsch	—	$—	—	$—

(A)	Difference between the market value of option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 29, 2016, that was paid on January 17, 2017.

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Executive Compensation

(C)	The amounts shown in the table above relate to the restricted stock unit awards granted in January 2013, which vested at 38 percent of target performance on January 4, 2017.

The total shareholder return-based restricted stock unit awards granted in January 2014 and January 2015 that were scheduled to vest in January 2018 were below threshold performance and, therefore, did not vest and were forfeited. The 2014 and 2015 awards based on earnings per share growth vested on February 21, 2018 at 200 percent of target performance and Mr. Davis’ 2014 and 2015 service-based awards vested on January 2, 2018. These awards are not reflected in the table above. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 29, 2017, that was paid on January 15, 2018) were 50,550 units and $5,329,445 for Ms. Reed; 13,635 units and $1,437,571 for Mr. Householder; 9,516 units and $1,002,965 for Mr. Davis; 8,687 units and $915,844 for Mr. Martin; and 10,313 units and $1,087,320 for Ms. Wyrsch.

Pension Benefits

Our executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer and, for named executive officers other than Ms. Wyrsch, the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after 10 years of service, 50 percent after 15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

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We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2017, for our executive officers named in the Summary Compensation Table.

PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)(B)
Debra L. Reed	Cash Balance Plan	40	$1,679,108
	Supplemental Executive Retirement Plan	40	39,821,357
	Total		$41,500,465
Joseph A. Householder	Cash Balance Plan	16	$401,309
	Supplemental Executive Retirement Plan	16	13,414,089
	Total		$13,815,398
Steven D. Davis	Cash Balance Plan	38	$1,437,111
	Supplemental Executive Retirement Plan	38	11,305,752
	Total		$12,742,863
Jeffrey W. Martin	Cash Balance Plan	13	$276,900
	Supplemental Executive Retirement Plan	13	7,040,539
	Total		$7,317,439
Martha B. Wyrsch	Cash Balance Plan	4	$100,017
	Supplemental Executive Retirement Plan	4	2,995,514
	Total		$3,095,531

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 7 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	All of the named executive officers, except Ms. Wyrsch, are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Ms. Wyrsch is not yet vested in a benefit under the defined benefit formula, but she would be entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At year-end 2017, Ms. Reed was age 61, Mr. Householder was age 62, Mr. Davis was age 61, Mr. Martin was age 55, and Ms. Wyrsch was age 59. Had they retired at December 31, 2017, and received their benefits under the plans as a lump sum, their early retirement benefits would have been $41,357,421 for Ms. Reed; $13,617,141 for Mr. Householder; $12,634,113 for Mr. Davis; $7,140,586 for Mr. Martin; and $413,178 for Ms. Wyrsch.

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1 percent (4.85 percent for 2017) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account.

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Executive Compensation

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2017.

	Executive Contributions in 2017 (A)	Company Contributions in 2017 (B)	Aggregate Earnings in 2017 (C)	Aggregate Balance at 12/31/17 (D)
Debra L. Reed	$1,639,524	$89,127	$929,995	$17,376,220
Joseph A. Householder	$ 789,490	$39,628	$174,378	$ 3,309,340
Steven D. Davis	$ 238,462	$27,688	$302,123	$ 3,360,832
Jeffrey W. Martin	$ 505,890	$29,842	$221,693	$ 3,411,578
Martha B. Wyrsch	$ 613,269	$29,681	$ 95,679	$ 2,173,570

(A)	Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. Timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2017 that are also included as 2017 salary reported in the Summary Compensation Table total $83,514 for Ms. Reed; $42,000 for Mr. Householder; $89,662 for Mr. Davis; $230,770 for Mr. Martin; and $34,674 for Ms. Wyrsch. Deferrals of the 2017 bonus that was paid on March 15, 2018 are not included in the table above.

(B)	Company contributions mirror the amounts that the executive would have received under our tax-qualified 401(k) Savings Plan but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans, but do not include the “stretch match” provided under the 401(k) Savings Plan. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings for 2017 were $626,942 for Ms. Reed; $120,995 for Mr. Householder; $264,018 for Mr. Davis; $191,276 for Mr. Martin; and $52,232 for Ms. Wyrsch. These earnings are not reported in the Summary Compensation Table.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2017 or prior years. Such aggregate amounts (other than the 2014 bonus paid in 2015) reported in the Summary Compensation Table for fiscal years 2015, 2016 and 2017 are $7,675,833 for Ms. Reed; $1,530,836 for Mr. Householder; $961,181 for Mr. Davis; $566,148 for Mr. Martin; and $2,065,975 for Ms. Wyrsch. These amounts do not include the portion of the 2017 bonus deferred in 2018, but do include the 2014 bonus deferred in 2015.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than cause, death or disability, or the executive were to do so for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Outstanding stock option agreements for grants prior to May 9, 2013 provide that all stock options would become immediately exercisable upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment. Only Ms. Reed and Mr. Householder have outstanding stock option awards and their options already are vested and exercisable.

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Awards granted after May 9, 2013 under the 2013 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under the 2013 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Section 16 of the 2013 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon a change in control. Such awards vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). All named executive officers except Ms. Wyrsch have attained the age of 55 and completed at least five years of service. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason”, death, disability, or retirement during the three-year period following a change in control.

We summarize below the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2017, or had the executive done so for “good reason,” and the benefits each executive would have been entitled to receive had such termination occurred within two years following a change in control of the company. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of the company occurred on December 31, 2017, whether or not accompanied or followed by a termination of the executive’s employment.

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Executive Compensation

SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Debra L. Reed
Lump Sum Cash Payment (A)	$7,779,467	$11,669,200	—
Acceleration of Existing Equity Awards (B)	—	31,245,147	$31,245,147
Enhanced Retirement Benefits (C)	—	—	—
Health and Welfare Benefits (D)	49,686	99,766	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—
Total	$7,929,153	$43,139,113	$31,245,147
Total After Severance Reduction (F)	$7,929,153	$35,250,465	$31,245,147
Joseph A. Householder
Lump Sum Cash Payment (A)	$3,227,133	$4,840,700	—
Acceleration of Existing Equity Awards (B)	—	11,056,375	$11,056,375
Enhanced Retirement Benefits (C)	—	—	—
Health and Welfare Benefits (D)	49,686	100,356	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—
Total	$3,376,819	$16,122,431	$11,056,375
Total After Severance Reduction (F)	$3,376,819	$15,986,567	$11,056,375
Steven D. Davis
Lump Sum Cash Payment (A)	$2,330,867	$3,496,300	—
Acceleration of Existing Equity Awards (B)	—	4,652,925	$4,652,925
Enhanced Retirement Benefits (C)	—	—	—
Health and Welfare Benefits (D)	32,834	74,488	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—
Total	$2,463,701	$8,348,713	$4,652,925
Jeffrey W. Martin
Lump Sum Cash Payment (A)	$2,535,933	$3,803,900	—
Acceleration of Existing Equity Awards (B)	—	5,348,865	$5,348,865
Enhanced Retirement Benefits (C)	—	693,030	—
Health and Welfare Benefits (D)	66,250	123,190	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—
Total	$2,702,183	$10,093,985	$5,348,865
Total After Severance Reduction (F)		$9,226,231	$5,348,865
Martha B. Wyrsch
Lump Sum Cash Payment (A)	$2,556,600	$3,834,900	—
Acceleration of Existing Equity Awards (B)	—	6,377,361	—
Enhanced Retirement Benefits (C)	—	2,822,465	—
Health and Welfare Benefits (D)	49,398	103,677	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—
Total	$2,705,998	$13,263,403	—

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(A)	Severance payment of one times (two times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. An additional one times the sum of annual base salary and the average of the last three incentive bonuses is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. Excludes payment of bonus earned in the year of termination because the actual 2017 bonus exceeds the 2017 bonus payable under the severance agreement.

(B)	Fair market value at December 31, 2017, of shares subject to performance-based restricted stock units (and service-based restricted stock units for Mr. Davis) for which forfeiture restrictions would terminate. Includes the value of the 2014 and 2015 restricted stock unit awards that vested or were forfeited in early 2018. The value realized upon the vesting of these awards is discussed under “Executive Compensation—Option Exercises and Stock Vested—Footnote C.”

(C)	For Ms. Wyrsch and Mr. Martin, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for two years for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for two years for termination unrelated to a change in control, and three years for termination accompanied by a change in control.

(F)	Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105 percent of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”), whose employment is terminated by the company for cause, or whose employment is terminated by death are not entitled to enhanced benefits (other than the life insurance benefit payable upon death described under “Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits” on page 50).

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Chile, Mexico and Peru(1). Given the different methodologies that various public companies will use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

We determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for this analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus 1 percent of that value.

After identifying the median employee, we calculated 2017 compensation for our CEO and the median employee using the methodology used for the Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2017 total compensation of our median employee was $134,571 and our CEO’s 2017 total compensation was $18,039,051. For 2017, we estimate that the ratio of CEO pay to median employee pay was 134:1.

(1)	We did not exclude employees from any of these countries and no cost of living adjustment was applied. We did exclude our sole employee in the Netherlands.

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About the Annual Shareholders Meeting and Voting

Attending the Annual Shareholders Meeting

1.	Who can attend the Annual Shareholders Meeting?

To attend the Annual Shareholders Meeting, and any adjournment or postponement thereof, you must bring documentation showing that you were a holder of Sempra Energy common stock at the close of business on March 16, 2018, the record date for the Annual Shareholders Meeting, or documentation showing that you hold a valid proxy to vote at the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket has been included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 16, 2018, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of share ownership.

In addition to having valid admission documentation, you will be required to present current government issued photo identification (for example, a driver’s license or passport) to gain admission to the Annual Shareholders Meeting and any adjournment or postponement thereof.

The Annual Shareholders Meeting will begin promptly at 9 a.m., Pacific time. Check-in will begin at 8 a.m. Pacific time, and you should allow ample time for check-in procedures.

How You Can Vote

2.	Who is entitled to vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on March 16, 2018, the record date for the Annual Shareholders Meeting, and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 263,903,879 shares of our common stock were outstanding.

3.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held beneficially and those owned of record.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You are also the beneficial owner of any shares that you may own through our Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions for you to use in directing the registered holder how to vote your shares.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice of Internet availability of our proxy materials, which instructs you how you may vote.

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About the Annual Shareholders Meeting and Voting

4.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a broker, bank or other nominee).

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy or you may vote in person at the Annual Shareholders Meeting. If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet — by following the Internet voting instructions included in the notice of Internet availability of our proxy materials that you received or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Telephone — by following the telephone voting instructions included in our proxy materials or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Mail — if you received proxy materials by mail, you may vote by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials.

Mobile Device — by scanning the QR code on your proxy card or notice of Internet availability of our proxy materials with your mobile device and following the instructions provided.

Internet and telephone voting will close at 11:59 p.m. Eastern time on May 9, 2018. If you wish to submit a proxy to vote by Internet or telephone, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of Internet availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from such entity describing how you may direct the registered holder to vote your shares. If your shares are held in the name of a broker, bank or other nominee and you wish to vote in person, you must obtain and bring with you to the Annual Shareholders Meeting, or any adjournment or postponement thereof, a legal proxy from the shareholder of record as of the close of business on March 16, 2018 indicating that you were a beneficial owner as of the close of business on March 16, 2018, and the number of shares of which you were the beneficial owner on that date, and appointing you as the record holder’s proxy to vote the shares at the Annual Shareholders Meeting. Please see Question 7 below for voting instructions on how you may direct the voting of your shares held in the Sempra Energy Employee Savings Plans.

Voting of Shares as Directed. Your shares will be voted as you specifically instruct on your proxy card, your voting instruction card, or pursuant to the other methods to direct your vote described above. Except for shares held in our Employee Savings Plans, if you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting or any adjournment or postponement thereof.

5.	How can I vote without attending the Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Shareholders Meeting, or any adjournment or postponement thereof. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

For directions on how you may vote, please refer to the instructions included in Question 4 above or in your proxy card or voting instruction card.

Even if you plan to attend the Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions as described in Question 4 so that your vote will be counted if you later decide not to attend.

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About the Annual Shareholders Meeting and Voting

6.	What is the deadline to vote?

If you hold shares as a shareholder of record and you wish to vote by Internet or telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern time on May 9, 2018. If you hold shares as a shareholder of record and wish to vote by mail, your completed proxy card must be received before the polls close at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of our Employee Savings Plans, your voting instructions must be received by 8:00 a.m. Eastern time on May 7, 2018, for the trustee of the Plans to vote your shares in accordance with your instructions. See Question 7 below.

If you hold shares as a beneficial owner, you should follow the voting instructions provided by your bank, broker or other nominee.

7.	How are shares held in the Sempra Energy Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Employee Savings Plans, they will be voted as you instruct on the proxy or voting instruction card provided to you through such plan. If you sign and return your proxy or voting instruction card without giving specific instructions or you do not timely return your card, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under our Employee Savings Plans.

Your voting instructions must be received by 8:00 a.m. Eastern Time on May 7, 2018 for Newport Trust Company to vote your shares in accordance with your instructions. You may not vote in person at the Annual Shareholders Meeting those shares you own through these plans.

Proposals To Be Voted On

8.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items:
Proposal 1. Election of directors.

Proposal 2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Proposal 3. Advisory approval of our executive compensation.

Proposal 4. A shareholder proposal on enhanced shareholder proxy access, if properly presented at the meeting.

9.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors or on any other matter to be voted on at the Annual Shareholders Meeting.

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About the Annual Shareholders Meeting and Voting

10.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal:	Board Recommendation

1. Electionof Directors	FOR each director Nominee

2. Ratificationof independent registered public accounting firm	FOR ratification of Deloitte & Touche LLP

3. Advisoryapproval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholder proposal on enhanced shareholder proxy access	AGAINST shareholder proposal on enhanced shareholder proxy access

11.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 15 below) is present at the Annual Shareholders Meeting, the vote required to approve each item will be determined as follows:

•	Election of directors. To elect a director, such director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares.

•	Ratification of independent registered public accounting firm. Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. While this is an advisory vote and non-binding, our Audit Committee would reconsider the appointment if it was not ratified.

•	Advisory approval of our executive compensation. Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares. While this is an advisory vote and non-binding, our Compensation Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.

•	Shareholder proposal on enhanced shareholder proxy access. Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes must also represent more than 25 percent of our outstanding shares.

12.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

13.	How are votes counted?

You may vote “FOR” or “AGAINST” the election of each of the director nominees, or you may “ABSTAIN” from voting on one or more director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals.

If you indicate “ABSTAIN,” your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered a vote cast with respect to the election of any director nominee or any other proposal.

Broker non-votes (see Question 14 below) will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting, but will not be considered votes cast with respect to the election of any director nominee or any other proposal.

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About the Annual Shareholders Meeting and Voting

14.	What is a broker non-vote?

On matters on which a broker, bank or other nominee is permitted to exercise discretionary voting authority (routine matters), your broker, bank or other nominee may vote your shares in its discretion. As the ratification of our independent registered public accounting firm is considered a routine matter, your broker, bank or other nominee may exercise discretionary voting authority on that proposal. All other proposals on the ballot for the Annual Shareholders Meeting are considered non-routine, and accordingly, your broker, bank or other nominee may not exercise discretionary voting authority on those proposals. If you hold your shares with a broker, bank or other nominee and you do not provide voting instructions for the non-routine proposals, your shares will not be voted for those proposals, and those shares will be considered to be “broker non-votes.” If you have any questions about the proxy voting process, please contact the broker, bank or other nominee where you hold your shares.

15.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

16.	Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how your shares held through a brokerage firm are to be voted, your broker will have the discretionary voting authority to vote them only on the proposal to ratify our independent registered public accounting firm. Your broker will be prohibited from voting your shares on all other proposals on the ballot for the Annual Shareholders Meeting (see Question 14).

17.	Will shares that I own as a shareholder of record be voted if I do not timely return my proxy card?

Shares that you own as a shareholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors.

If you do not timely return your proxy card, your shares will not be voted unless you, or your proxy holder(s), vote your shares in person by attending the Annual Shareholders Meeting and any adjournment or postponement thereof.

18.	Is my vote confidential?

The Sempra Energy Employee Savings Plans automatically provide for confidential voting for the shares in those plans. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide shareholders with confidential voting comparable to that which we provide.

19.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address set forth in “Shareholder Proposals and Director Nominations,” Question 1 below, prior to your shares being voted, or by attending the Annual Shareholders Meeting and voting in person. Please note that if you are a shareholder of record, you cannot change your vote by using the Internet or telephone after 11:59 p.m. Eastern time on May 9, 2018. If you are an owner of shares held in the Sempra Energy Employee Savings Plans, you may change your vote until 8 a.m. Eastern time on May 7, 2018.

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About the Annual Shareholders Meeting and Voting

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the Annual Shareholders Meeting and voting in person. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

20.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “Company SEC Filings” tabs.

21.	Who will count the votes?

We have engaged AST to serve as the tabulator of votes and a representative of AST will serve as the inspector of election at the Annual Shareholders Meeting.

Proxy Materials

22.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials over the Internet to shareholders who have not requested a paper copy. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 23, 2018, we mailed a notice about the Internet availability of the proxy materials, containing instructions on how to access the proxy materials on the Internet.

23.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the Internet availability of the proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where the proxy materials are available and a link to the proxy voting website.

24.	How can I access the proxy materials over the Internet?

The proxy card, the voting instruction card, and the notice about the Internet availability of our proxy materials contain instructions on how to view our proxy materials on the Internet. As stated in the Notice of Annual Shareholders Meeting, you can view these materials on the Internet at www.astproxyportal.com/ast/Sempra.

25.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.astfinancial.com/login on the Internet to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings Via Email” and provide your email address.

If you choose to access future proxy materials electronically, we will discontinue mailing the proxy materials to you beginning next year, and we will send you an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. You may discontinue electronic delivery at any time.

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About the Annual Shareholders Meeting and Voting

26.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate set of the materials, please request the additional copy by contacting our proxy solicitor, Georgeson LLC, at:

(888) 549-6618 (U.S. and Canada) +1 (781) 575-2137 (International)

SempraEnergy@georgeson.com

A separate set of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please call our transfer agent, AST at:

(888) 776-9962 (U.S. and Canada) +1 (718) 921-8562 (International)

If you are a beneficial owner of shares held by a bank, broker or other nominee, and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank, broker or nominee directly.

27.	What is included in the proxy materials?

The proxy materials include:

•	Our Notice of Annual Shareholders Meeting;

•	Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance, the compensation of our directors and certain executive officers, and other required information; and

•	Our 2017 Annual Report to Shareholders.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or voting instruction card.

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Shareholder Proposals and Director Nominations

1.	How can shareholders submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting must meet the eligibility requirements of the SEC Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Shareholders Meeting must be received by our Corporate Secretary no later than 5:00 p.m. Pacific time on November 23, 2018, and must be submitted to the following address:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 2 below describes the procedures in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission.

Question 3 below describes the procedures in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

2.	How may shareholders nominate and include director candidates in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy materials for next year’s Annual Shareholders Meeting must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

Our bylaws give a shareholder, or a group of no more than 20 shareholders, who have continuously owned at least 3 percent of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20 percent of the number of the company’s directors then in office, provided the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must contain the information required by our bylaws and must be received at least 120 days but not more than 150 days prior to the first anniversary of the date the proxy statement was first sent to shareholders in connection with the last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice for the 2019 Annual Shareholders Meeting will begin on October 24, 2018, and end on November 23, 2018. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101.

These above-mentioned notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under the SEC’s Shareholder Proposal Rule (Rule 14a-8). The requirements and the deadline for submitting those proposals are set forth above in Question 1.

Question 3 below describes the procedures in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

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Shareholder Proposals and Director Nominations

3.	How may shareholders nominate director candidates or present other items of business for consideration at next year’s Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy materials for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or who wish to present other items of business directly at next year’s Annual Shareholders Meeting (outside of the Rule 14a-8 process) must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines under our advance notice bylaws described below.

For any director nominations or proposed items of business that are submitted by shareholders and which are not intended to be included in our proxy materials for next year’s Annual Shareholders Meeting, we must receive the notice thereof at least 90 days but not more than 120 days before the date corresponding to the first anniversary of the date of the last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice of nominations or proposals for the 2019 Annual Shareholders Meeting will begin on January 10, 2019, and end on February 9, 2019. Any such notice must include the information required by our advance notice bylaw provisions (which may be obtained as provided in “Other Information, Item 2” below) and also must be updated and supplemented as provided in the bylaws. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101.

These above-mentioned notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under the SEC’s Shareholder Proposal Rule (Rule 14a-8). The requirements and the deadline for submitting those proposals are set forth above in Question 1.

Question 2 above describes the procedures in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission.

These above-mentioned advance notice bylaw requirements also do not apply to questions that a shareholder may wish to ask at the Annual Shareholders Meeting.

4.	May shareholders recommend director candidates for consideration for nomination by the Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, CA 92101. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

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Other Information

1.	Cost of Proxy Solicitation

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

We also have hired Georgeson LLC to assist us in distributing proxy materials and soliciting proxies. We will pay a base fee of $30,000, plus customary costs and expenses, for these services.

2.	Financial and other information about Sempra Energy

Our consolidated financial statements and additional information regarding the company are included in our 2017 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2017 Annual Report on Form 10-K (2017 Form 10-K). We filed our 2017 Form 10-K with the SEC on February 27, 2018. Our 2017 Form 10-K can be viewed online through the SEC’s EDGAR system or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, our 2017 Form 10-K and other information that we file with the SEC are available on our website at www.sempra.com under the “Investors” tab and the “Company SEC Filings” tab. We also will furnish a copy of our 2017 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to our Corporate Secretary at the address set forth in Item 4 below.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, Corporate Governance Guidelines, codes of conduct and board standing committee charters. You also can view these materials on the Internet by accessing our website at www.sempra.com and clicking on the “Investors” tab, then clicking on the “Governance” tab.

3.	Transfer agent information

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

We have a dividend reinvestment and Direct Stock Purchase Program under which you may have all or a portion of your dividends (but not less than 10 percent of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This Program is offered only by means of a prospectus. For information about this Program or to obtain a copy of the prospectus, please contact American Stock Transfer & Trust Company, LLC at the address or the phone numbers listed above.

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Other Information

4.	Additional copies of this proxy statement or voting materials

If you need additional copies of this proxy statement or voting materials, please contact our proxy solicitor by email, post or phone:

SempraEnergy@georgeson.com

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104

(888) 549-6618 (U.S. and Canada) +1 (781) 575-2137 (International)

Shareholders may also write to or email us at the addresses below to request a separate copy of the proxy materials:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Investor@sempra.com

5.	Additional questions

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, you should contact our proxy solicitor, Georgeson LLC, at the address or phone numbers set forth above.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

M. Angelica Espinosa

Corporate Secretary

Dated: March 23, 2018

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Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS AND DILUTED EARNINGS PER COMMON SHARE (EPS) TO SEMPRA ENERGY ADJUSTED EARNINGS AND ADJUSTED DILUTED EPS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2017, 2016 and 2012 as follows:

In 2017:

•	$(870) million income tax expense from the impact of the Tax Cuts and Jobs Act of 2017

•	$(208) million write-off of wildfire regulatory asset at SDG&E

•	$(47) million impairment of Termoeléctrica de Mexicali (TdM) assets held for sale at Sempra Mexico

•	$(20) million associated with Aliso Canyon litigation reserves at SoCalGas

•	$5 million deferred income tax benefit on the TdM assets held for sale

•	$28 million of recoveries related to 2016 permanent releases of pipeline capacity at Sempra LNG & Midstream

In 2016:

•	$350 million noncash gain from the remeasurement of our equity method investment in IEnova Pipelines (formerly Gasoductos de Chihuahua or GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (Pemex), in connection with IEnova’s September 2016 acquisition of Pemex’s 50-percent interest in GdC

•	$78 million gain at Sempra LNG & Midstream on the September 2016 sale of EnergySouth, Inc., the parent company of Mobile Gas Service Corporation and Willmut Gas Company

•	$(123) million losses from the permanent release of pipeline capacity at Sempra LNG & Midstream

•	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at SDG&E and SoCalGas

•	$(27) million impairment charge related to Sempra LNG & Midstream’s investment in Rockies Express Pipeline LLC (Rockies Express)

•	$(90) million impairment of TdM assets held for sale

•	$(5) million deferred income tax expense related to our decision to hold TdM for sale.

In 2012:

•	$(214) million impairment charge related to our investment in Rockies Express, net of a $25 million Kinder Morgan receipt.

Sempra Energy Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2017 to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The following table reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings and GAAP Diluted EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

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Appendix A

(Dollars in millions, except per share amounts)	Pretax amount	Income tax expense (benefit)(1)	Non- controlling interests	Earnings	Diluted EPS
	Year ended December 31, 2017
Sempra Energy GAAP Earnings				$256	$1.01
Excluded items:
Impact from the TCJA	$—	$870	$—	870	3.45
Write-off of wildfire regulatory asset	351	(143)	—	208	0.82
Impairment of TdM assets held for sale	71	—	(24)	47	0.19
Aliso Canyon litigation reserves	20	—	—	20	0.08
Deferred income tax benefit associated with TdM	—	(8)	3	(5)	(0.02)
Recoveries related to 2016 permanent release of pipeline capacity	(47)	19	—	(28)	(0.11)
Sempra Energy Adjusted Earnings				$1,368	$5.42
Weighted-average number of shares outstanding, diluted (thousands)					252,300
	Year ended December 31, 2016
Sempra Energy GAAP Earnings				$1,370	$5.46
Excluded items:
Remeasurement gain in connection with GdC acquisition	$(617)	$185	$82	(350)	(1.39)
Gain on sale of EnergySouth	(130)	52	—	(78)	(0.31)
Permanent release of pipeline capacity	206	(83)	—	123	0.49
SDG&E and SoCalGas tax repairs adjustments related to 2016 GRC FD	135	(55)	—	80	0.31
Impairment of investment in Rockies Express	44	(17)	—	27	0.11
Impairment of TdM assets held for sale	131	(20)	(21)	90	0.36
Deferred income tax expense associated with TdM	—	8	(3)	5	0.02
Sempra Energy Adjusted Earnings				$1,267	$5.05
Weighted-average number of shares outstanding, diluted (thousands)					251,155
	Year ended December 31, 2012
Sempra Energy GAAP Earnings				$859	$3.48
Excluded item:
Impairment of investment in Rockies Express, net of Kinder Morgan receipt	$386	$(172)	$—	214	0.87
Sempra Energy Adjusted Earnings				$1,073	$4.35
Weighted-average number of shares outstanding, diluted (thousands)					246,693
% decrease in GAAP Earnings in 2017 compared to 2016					(81)%
% increase in Adjusted Earnings in 2017 compared to 2016					8%

(1)	Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax. Income taxes on the impairment of TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

86	Sempra Energy 2018 Proxy Statement

Appendix B

COMPANIES INCLUDED IN GENERAL INDUSTRY BENCHMARKING REVIEW (NON-FINANCIAL FORTUNE 500 COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5 BILLION TO $20 BILLION)

Company	Company	Company	Company
Abbott Laboratories	Darden Restaurants, Inc.	Kelly Services, Inc.	Rockwell Automation, Inc.
AECOM Technology Corporation	Dean Foods Company	Kimberly-Clark Corporation	Rockwell Collins, Inc.
Air Products and Chemicals, Inc.	Devon Energy Corporation	Kinder Morgan, Inc.	Ryder System, Inc.
Alcoa Inc.	Dick’s Sporting Goods, Inc.	Kohl’s Corporation	Spectra Energy Corp
Altria Group, Inc.	Dollar General Corporation	L-3 Communications Holdings, Inc.	Stanley Black & Decker, Inc.
Ameren Corporation	Dominion Resources, Inc.	Lam Research	Staples, Inc.
American Electric Power Company, Inc.	Dover Corporation	Land O’Lakes	Starbucks Corporation
Amgen Inc.	Dr. Pepper Snapple Group, Inc.	Marriott International, Inc.	Stryker Corporation
Applied Materials, Inc.	DTE Energy Company	Masco Corporation	SUPERVALU INC.
Automatic Data Processing, Inc.	Eastman Chemical Company	Mattel, Inc.	Tenneco Inc.
Avery Dennison Corporation	eBay Inc.	Mohawk Industries, Inc.	Texas Instruments Incorporated
Avis Budget Group, Inc.	Ecolab Inc.	Navistar International Corporation	Textron Inc.
Avon Products, Inc.	Edison International	NCR Corporation	The Goodyear Tire & Rubber Company
Ball Corporation	Eli Lilly and Company	NetApp Inc.	The Hershey Company
Baxter International Inc.	Emerson Electric Co.	Newell Rubbermaid Inc.	The Priceline Group Inc
Becton Dickinson and Company	Entergy Corporation	Newmont Mining Corporation	The Sherwin-Williams Company
BorgWarner Inc.	Expedia, Inc.	NiSource Inc.	The Williams Companies, Inc.
Boston Scientific Corporation	FirstEnergy Corp.	Nordstrom, Inc.	Thermo Fisher Scientific Inc.
Bristol-Myers Squibb Company	Fiserv, Inc.	NRG Energy, Inc.	Trinity Industries, Inc.
Broadcom Corporation	Freeport-McMoRan Copper & Gold Inc.	ONEOK, Inc.	Universal Health Services, Inc.
Cablevision Systems Corporation	General Mills, Inc.	Oshkosh Corporation	Veritiv Corporation
Calpine Corporation	Genuine Parts Company	Owens Corning	VF Corporation
Cameron International Corporation	Hanesbrands Inc.	Owens-Illinois, Inc.	Visteon Corporation
Campbell Soup Company	Harley-Davidson Motor Company, Inc.	PACCAR Inc	W.W. Grainger, Inc.
CenturyLink, Inc.	HD Supply Holdings, Inc.	Packaging Corporation of America	Waste Management, Inc.
CMS Energy Corporation	Hilton Worldwide	Parker-Hannifin Corporation	WEC Energy Group
Colgate-Palmolive Company	Hormel Foods Corporation	PG&E Corporation	WESCO International, Inc.
ConAgra Foods, Inc.	Illinois Tool Works Inc.	Praxair, Inc.	WestRock
Consolidated Edison, Inc.	Ingredion (Former Name Corn Products International, Inc.)	PVH Corp.	Whirlpool Corporation
Constellation Brands, Inc.	International Paper Company	Quest Diagnostics Incorporated	Whole Foods Market, Inc.
Cummins Inc.	JetBlue Airways Corporation	Realogy Corporation	Wyndham Worldwide Corporation
Dana Holding Corporation	Jones Lang LaSalle Incorporated	Republic Services, Inc.	Xcel Energy Inc.
Danaher Corporation	Kellogg Company	Reynolds American Inc.	Xerox Corporation
YUM Brands, Inc.

Note: 2017 financial data was not available for the following companies because they were acquired or are private companies: Alcoa Inc., Broadcom Corporation, Cablevision Systems Corporation, Cameron International Corporation, Land O’Lakes, Reynolds American, Inc., Spectra Energy Corp., Staples, Inc., or Whole Foods Market, Inc. Revenue data for Constellation Brands, Inc., Dick’s Sporting Goods, Inc., Dollar General Corporation, HD Supply Holdings, Inc., PVH Corp. and SUPERVALU, INC. are based on fiscal year 2016. Information for all other companies is based on fiscal year 2017.

Sempra Energy 2018 Proxy Statement	87

Appendix C

COMPANIES INCLUDED IN UTILITIES BENCHMARKING REVIEW (S&P 500 UTILITIES INDEX COMPANIES)

Company	Company	Company
The AES Corporation	Duke Energy Corporation	PG&E Corporation
Alliant Energy Corporation	Edison International	Pinnacle West Capital Corporation
Ameren Corporation	Entergy Corporation	PPL Corporation
American Electric Power Company, Inc.	Eversource Energy	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Exelon Corporation	SCANA Corporation
CMS Energy Corporation	FirstEnergy Corp.	Southern Company
Consolidated Edison, Inc.	NextEra Energy, Inc.	WEC Energy Group, Inc.
Dominion Resources, Inc.	NiSource Inc.	Xcel Energy Inc.
DTE Energy Company	NRG Energy, Inc.

88	Sempra Energy 2018 Proxy Statement

Appendix D

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

PRE-DEFINED EARNINGS ADJUSTMENTS:

Consistent with the approach taken in prior years, the Compensation Committee also determined at the beginning of the year that the earnings calculation for annual bonus plan purposes would be adjusted as follows:

•	Exclude the impact of any unplanned accounting rule changes.

•	Exclude the impact of any unplanned changes in tax laws or regulations in connection with federal tax reform legislation.

•	Exclude certain items that do not have a material adverse impact on the company’s stock price as determined by the Compensation Committee. Such items may include, but are not limited to:

•	the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra Energy adjusted earnings target.

•	nonrecurring gains or losses related to Sempra Commodities, which was sold in 2010.

•	Exclude the variance from plan of the foreign exchange earnings or losses related to deferred tax balances denominated in the Mexican Peso.

•	Exclude 90 percent of the variance from plan of earnings impacts related to new tax equity financing at Sempra Renewables with an earnings life of three years or less.

•	Exclude the variance from plan of costs associated with corporate optimization efforts.

•	Include 10 percent of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the performance-based annual bonus plan earnings target. This is because the Compensation Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.

•	Exclude impact of regulatory decision on wildfire regulatory asset and other items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas general rate case decisions.

•	Exclude any earnings impact of any impairments of SONGS or any recoveries from third parties (net of reimbursement of legal costs), litigation costs, or any related earnings effect from purchased replacement power.

Sempra Energy 2018 Proxy Statement	89

Appendix D

Appendix D, continued

DETAIL—2017 PERFORMANCE-BASED ANNUAL BONUS PLAN PERFORMANCE MEASURES AND RESULTS

2017 Performance Measures	Weight	ICP Goals			Actual Performance
		Minimum	Target	Maximum
Financial:
Sempra Energy Earnings (Dollars in Millions)	85%	$1,231	$1,282	$1,332	$1,377
Subtotal: Financial	85%				170.0%
Safety:
Chile Total Recordable Incident Rate	0.33%	1.38	1.20	1.02	1.04
Chile Lost Time Days Away Rate	0.33%	24.08	20.94	17.80	9.59
Peru Total Recordable Incident Rate	0.33%	1.94	1.85	1.67	1.46
Peru Lost Time Days Away Rate	0.33%	23.79	22.66	20.39	9.67
IEnova Total Recordable Incident Rate	0.33%	2.41	2.19	1.97	0.58
IEnova Lost Time Accident Rate	0.33%	1.83	1.66	1.49	0.17
International—Subtotal	2.00%				3.96%
Employee Safety Initiatives (points)	1.20%	75		150	150
Employee Lost Time Incident Rate	0.40%	0.7		0.4	0.34
Contractor Lost Time Incident Rate	0.40%	1.40		1.0	0
Sempra Renewables—Subtotal	2.00%				4.00%
HSSE Interventions & JSEA Reviews	0.50%	N/A	3,400-7,500	N/A	8,898
Management Onsite Safety Meetings	0.50%	2	3	4	5
HSSE Audits	0.50%	4	6	8	8
Total Recordable Incident Rate	0.50%	0.50	0.35	0.25	0.37
Sempra LNG & Midstream—Subtotal	2.00%				3.24%
Employee Safety—Lost Time Incident Rate	0.36%	0.7		0.45	0.53
Employee Safety—Zero Employee Electric Contacts	0.24%	0	0	0	0
Controllable Motor Vehicle Incidents	0.36%	50		40	38
Pipeline Safety Program—Miles Remediated	0.30%	4 miles	5 miles	6 miles	7.2 miles
Pipeline Safety Program—Number of Valves Retrofitted	0.30%	3 valves	4 valves	5 valves	5 valves
Distribution System Integrity—Miles of Non-State-of-the-Art Pipe Replaced	0.48%	10	12	13	14.5 miles
Damage Prevention (Damages as per USA Ticket Rate)	0.48%	3.03	2.91	2.79	2.51
System Average Interruption Duration Index	0.18%	68	65	62	60.63
Worst Circuit: SAIDI	0.15%	555	520	485	261.96
Worst Circuit: SAIFI	0.15%	4.35	4.00	3.65	3.13
SDG&E—Subtotal	3.00%				5.77%
Employee Safety—Lost Time Incident Rate	0.48%	1.20	1.16	0.98	0.94
Controllable Motor Vehicle Incident Rate	0.48%	3.38	3.21	2.81	3.33
Pipeline Safety Program—Miles of Pipeline Remediated	0.12%	11 miles	15 miles	19 miles	18.2 miles
Pipeline Safety Program—Number of Base Valves Retrofitted	0.12%	20 valves	25 valves	30 valves	30 valves
Pipeline Safety Program—Miles of Pipeline Projects Completed Close Out	0.12%	50 miles	60 miles	70 miles	73.5 miles
Damage Prevention (Damages as per USA Ticket Rate)	0.30%	4.15	3.99	3.82	3.76
Distribution System Integrity—Main and Service Replacement	0.30%	150 miles	175 miles	200 miles	211 miles
Incomplete Orders Reduction—Customer Service Field Efficiency	0.30%	26,000	30,000	34,000	38,348
Advanced Meter Module Installations—Network DCUs Constructed	0.18%	95%	97%	99%	95.4%
Advanced Meter Module Installations—Financials—Cost Cap Variances	0.12%	N/A	-0.5	N/A	-2.04
Advanced Meter Module Installations—Performance—Meters Advanced and Automated for Billing	0.24%	97%	98%	99%	99%
Storage Integrity Management Program (Wells Inspected under Program)	0.24%	25	30	35	44
SoCalGas—Subtotal	3.00%				4.83%
Subtotal: Safety	12%				21.81%

90	Sempra Energy 2018 Proxy Statement

Appendix D

Appendix D, continued

2017 Performance Measures	Weight	ICP Goals			Actual Performance
		Minimum	Target	Maximum
Customer Service & Stakeholders:
SDG&E—Customer Connections Survey	0.6%	53%	57%	61%	61.20%
SDG&E—Overall Self-Service	0.6%	58%	59%	60%	60.27%
SDG&E—Supplier Diversity	0.3%	32%	35%	38%	44.57%
SoCalGas—Customer Insight Study Public Opinion	0.6%	78.2%	80.6%	83.0%	78.7%
SoCalGas—Paperless Billing Increase	0.6%	162,000	194,400	226,800	206,985
SoCalGas—Supplier Diversity	0.3%	32%	35%	38%	44%
Subtotal: Customer Service & Stakeholders	3%				4.56%
TOTAL	100%
Actual Performance as a Percent of Target					196.37%

Sempra Energy 2018 Proxy Statement	91

Directions

Sempra Energy Annual Shareholders Meeting

May 10, 2018

Fashion Island Hotel

690 Newport Center Drive

Newport Beach, California 92660

Tel: 949-759-0808

Parking at the hotel is by valet only. The cost of valet parking, including gratuity, will be covered by Sempra Energy.

From the North:

Take Route 5 or 405 south to the 55 Freeway south. Take the 55 Freeway south to 73 south. Exit Jamboree Road and turn right. Proceed southbound on Jamboree Road 1.5 miles to San Joaquin Hills Road and turn left. Turn right on Santa Cruz Drive, and the hotel will be on your left. Valet parking is complimentary. Signs/staff will direct you to registration and the ballroom entrance.

From the South:

Take Route 5 north to 405 north, then exit on Jamboree Road and turn left. Proceed southbound on Jamboree Road 4 miles to San Joaquin Hills Road and turn left. Turn right on Santa Cruz Drive, and the hotel will be on your left. Valet parking is complimentary. Signs/staff will direct you to registration and the ballroom entrance.

92	Sempra Energy 2018 Proxy Statement

488 8th Ave.

San Diego, CA 92101

sempra.com

© 2018 Sempra Energy. All copyright

and trademark rights reserved.

Sempra Energy 2018 Annual Shareholders Meeting

Thursday, May 10, 2018 - 9:00 AM Pacific Time

Fashion Island Hotel

690 Newport Center Drive, Newport Beach, California 92660

Directions to the meeting are located at the end of the Proxy Statement

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Check-in will begin at 8:00 AM Pacific Time

Cameras, tape recorders and similar devices will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person,

please vote your shares by proxy, telephone or Internet prior to the meeting.

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING — MAY 10, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 PM Eastern time on May 9, 2018.

DEBRA L. REED and MARTHA B. WYRSCH, jointly or individually and with full power to act without the other and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra Energy 2018 Annual Shareholders Meeting, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (together, the “401(k) Plans”), this proxy card constitutes your instructions to T. Rowe Price, the 401(k) Plans’ trustee, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your shares in its discretion.

(Continued and to be signed on the reverse side)

1.1	14475

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING

May 10, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown to the right. Use the Internet to vote your proxy until 11:59 PM Eastern time on May 9, 2018.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown to the right. Use the telephone to vote your proxy until 11:59 PM Eastern time on May 9, 2018.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Note: If you hold shares as a participant in the Company’s 401(k) Plans, your proxy voting instructions must be received no later than 8:00 AM Eastern time on May 7, 2018.

COMPANY NUMBER
ACCOUNT NUMBER

GO GREEN With e-Consent, you can quickly access your proxy material, statements and other eligible documents online,

while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, proxy card and annual report to shareholders are available at

http://www.astproxyportal.com/ast/Sempra.

Ü  Please detach along perforated line and mail in the envelope provided if you are not voting by telephone or the Internet.  Ü

051018

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2, AND 3 AND “AGAINST” ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.					FOR	AGAINST	ABSTAIN
1. Election of Directors:				09. William G. Ouchi	☐	☐	☐
	FOR	AGAINST	ABSTAIN	10. Debra L. Reed	☐	☐	☐
01. Alan L. Boeckmann	☐	☐	☐	11. William C. Rusnack	☐	☐	☐
02. Kathleen L. Brown	☐	☐	☐	12. Lynn Schenk	☐	☐	☐
03. Andrés Conesa	☐	☐	☐	13. Jack T. Taylor	☐	☐	☐
04. Maria Contreras-Sweet	☐	☐	☐	14. James C. Yardley	☐	☐	☐
05. Pablo A. Ferrero	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.
06. William D. Jones	☐	☐	☐
07. Jeffrey W. Martin	☐	☐	☐		FOR	AGAINST	ABSTAIN
08. Bethany J. Mayer	☐	☐	☐	2. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
				3. Advisory Approval of Our Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
					FOR	AGAINST	ABSTAIN
				4. Shareholder Proposal on Enhanced Shareholder Proxy Access.	☐	☐	☐

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.